Exhibit 10.14

DATED      8 February 2005

(1) HIGHBURY HOUSE COMMUNICATIONS PLC

- and -

(2) ERGO SCIENCE CORPORATION

AGREEMENT

relating to
the sale and purchase of the whole of the
issued share capital of the companies set out
in schedule 1

CONTENTS

1. DEFINITIONS AND INTERPRETATION

2. SALE AND PURCHASE OF SHARES

3. CONDITION

4. EBITA

5. CONSIDERATION

6. RETENTION

7. SIGNING AND COMPLETION

8. WARRANTIES

9. LIMITATION ON THE VENDOR’S LIABILITY

10.	COVENANTS

11.	INTERIM AND TRANSITIONAL ARRANGEMENTS

12.	USE OF NAMES

13.	TAXATION

14.	PROPERTY MATTERS

15.	FURTHER ASSURANCE AND ATTORNEY

16.	ANNOUNCEMENTS

17.	COSTS

18.	SUCCESSORS AND ASSIGNMENT

19.	ENTIRE AGREEMENT

20.	CONFIDENTIALITY

21.	TIME FOR PERFORMANCE

22.	VARIATIONS

23.	WAIVER

24.	AGREEMENT CONTINUES IN FORCE

25.	SEVERABILITY

26.	NOTICES

27.	COUNTERPARTS

28.	THIRD PARTY RIGHTS

29.	SERVICE OF PROCESS

30.	CAPACITY

31.	GOVERNING LAW AND JURISDICTION

SCHEDULE 1

Part 1

The Companies

Part 2

The Subsidiaries

SCHEDULE 2

The Warranties

Part 1

General

Part 2

Media House and Dunsfold Park

Part 3

Pensions

SCHEDULE 3

Taxation

Part 1

Definitions and interpretation

Part 2

Tax Warranties

Part 3

Tax Covenant

Part 4

Limitations and Procedure

SCHEDULE 4

Part 1

Signing

Part 2

Completion

SCHEDULE 5

Operation of the Companies pending Completion

SCHEDULE 6

The Properties

Part 1

Details of the Properties

Part 2

Title Deeds and other documents of title to the Properties

SCHEDULE 7

Disclosed Schemes

SCHEDULE 8

Working Capital Statements

SCHEDULE 9

Limitations on the Vendor’s liability

SCHEDULE 10

Registered Business Intellectual Property

Part 1

Trade Marks

Part 2

Domain Names

SCHEDULE 11

Magazine Titles

SCHEDULE 12

Exhibitions

SCHEDULE 13

SCHEDULE 14

Transitional Arrangements

SCHEDULE 15

Listed Software

Agreed Form Documents

1.                                       Management Accounts

2.                                       Highbury Brand Assignment

3.                                       Nexus & Columbus Brand Assignment

4.                                       Irrevocable Letter of Instruction

5.                                       Deed of Indemnity

6.                                       Vendor Due Diligence Report

7.                                       Cheam Agreement for Assignment

8.                                       Jordan House Agreement for Assignment

THIS AGREEMENT is made on 8 February 2005

BETWEEN

(1)                                HIGHBURY HOUSE COMMUNICATIONS PLC a company registered in England and Wales with number 1398522 whose registered office is at Jordan House, 47 Brunswick Place, London N1 6EB (“Vendor”); and

(2)                                 ERGO SCIENCE CORPORATION a company incorporated under the laws of the State of Delaware, United States of America, whose principal place of business is at 790 Turnpike Street, North Andover MA 01845, United States of America (“Purchaser”).

BACKGROUND

A                                      Highbury Business Communications Limited, Highbury Business Limited, Nexus Media Communications Limited, Highbury Columbus Travel Publishing Limited and Highbury-Harpers Limited (“Companies”) are private companies limited by shares.  Further information relating to the Companies and the Subsidiaries is set out in schedule 1.

B                                        The Vendor is the legal and beneficial owner or is otherwise able to procure the transfer of the Shares.

C                                        The Vendor has agreed to sell or procure the sale of the Shares and the Purchaser has agreed to purchase the Shares for the Consideration and upon the terms and conditions set out in this agreement.

IT IS HEREBY AGREED:

1.                                       DEFINITIONS AND INTERPRETATION

1.1                                 In this agreement the following words and expressions shall (except where the context otherwise requires) have the following meanings:

“1985 Act” means the Companies Act 1985;

“1989 Act” means the Companies Act 1989;

“2004 EBITA” means an amount equal to £185,880 (being the earnings before interest, tax and amortisation for the year ended 31 December 2004 for the Magazine Title “European Communications” agreed by the parties) plus the amount of the aggregate (without double counting) earnings before interest, taxation and amortisation of the Target Group for the 12 month period ending 31 December 2004 as derived from the Statutory Accounts but after excluding the effect of the amount of any (i) write downs or impairment in respect of any tangible or intangible assets, (ii) non-recurring items (iii) inter-company loan provisions, (iv) accrual for the forecast loss in respect of the TESI Conference which is to be held in March 2005 and (v) any exceptional costs;

“Accounts” means the audited accounts of each of the Companies and the Subsidiaries comprising (inter alia) the audited balance sheet as at the Accounts Date and the audited profit and loss account for the period ended on the Accounts Date, the notes relating thereto and the reports of the directors and auditors thereon;

“Accounts Date” means 31 December 2003;

“Anne Boleyn House Property” has the meaning given in clause 14;

“Approved” means exempt approved by the Board of the Inland Revenue for the purposes of either Chapter I or Chapter IV of Part XIV of the Taxes Act and “Approval” shall be construed accordingly;

“Balancing Amount” means the positive or negative amount (in £ sterling) resulting from deducting the Negative Adjustments (if any) from the Positive Adjustments (if any);

“BB Motors Claim” means any claim brought or made by BB Motors against any Target Group member in connection with the UDT Europe 2002 exhibition;

“Borrowings” means any borrowing, or indebtedness in the nature of borrowing including any bank overdrafts, liabilities under acceptances (otherwise than in respect of normal trade bills or credit incurred in the ordinary course of business), finance leases and acceptance credits but excluding any borrowing from any member of the Vendor’s Group and any operating leases;

“Business” means collectively the business to business businesses relating to printed and web-based magazines, data services and directories, exhibitions, conferences and award ceremonies as carried on by the Companies and the Subsidiaries at the date of this agreement and limited to the specific industries and activities that such printed and web-based magazines, data services and directories, exhibitions, conferences and award ceremonies have related to in the past 12 months prior to the date of this agreement;

“Business Day” means a day other than a Saturday or Sunday on which banks are open for commercial business in the City of London and in New York;

“Business Intellectual Property” means all Intellectual Property used exclusively by the Companies or the Subsidiaries in connection with the Business;

“Business Names” means the Magazine Titles, the names of the Companies and the Subsidiaries, the Domain Names, the Trade Marks and Exhibitions;

“Certified EBITA Statement” means an EBITA Statement the accuracy of which has been confirmed in writing by the Vendor’s Accountants or an Independent Accountant;

“Circular” means the circular to be despatched by the Vendor, inter alia, to its shareholders in relation to the proposed acquisition by the Purchaser of the Companies pursuant to this agreement;

“Claim” means any claim by the Purchaser for breach of or non compliance with this agreement (including any Warranty Claim or Tax Claim);

“Claim Notice” means a notice in writing with respect to a Claim, setting out reasonable details of such Claim and a genuine pre-estimate of the amount claimed;

“Companies Acts” means the 1985 Act, the 1989 Act and the Companies Consolidation (Consequential Provisions) Act 1985;

“Completion” means the performance of all the obligations of the parties to this agreement set out in clause 7.2 and schedule 4;

“Completion Date” means, unless the parties agree otherwise in writing, and subject to clause 3.2, 4.3 and 7.3, the last Business Day of the month in which the last of the following occurs:

(i)                                     the expiry of three Business Days after the date of fulfilment of the Condition;

(ii)                                  the day falling 5 Business Days after the day on which the Vendor delivers to the Purchaser the Statutory Accounts and the EBITA Statement (or, if the Purchaser has so required, a Certified EBITA Statement); and

(iii)                               if a Termination Notice has been served pursuant to clause 8.8, the day falling three Business Days after the date on which such Termination Notice is determined to be of no further effect under clause 8.10, provided, however, that:

(a)                                  if the Completion Date would fall on 31 March or 30 June it shall be deferred until 1 April and 1 July respectively; and

(b)                                 if there is an Outstanding Restriction on the date which would otherwise be the Completion Date, the Completion Date shall be the last Business Day of the month in which such Outstanding Restriction falls away.

“Computer Systems” means the computer hardware and software and network infrastructure owned or used in connection with the Business by the Companies and Subsidiaries (or any of them);

“Condition” means the passing at a general meeting of the Vendor (or at any adjournment thereof) of a resolution to approve the disposal by the Vendor of the Shares on the terms of this agreement;

“Confidential Information” means information (however stored) exclusively relating to or connected with the Business, customers or financial or other affairs of the Companies or of the Subsidiaries details of which are not in the public domain including, without limitation, information exclusively concerning or relating to:

(a)                                  the Business Intellectual Property and any other property of the Companies or the Subsidiaries in the nature of Intellectual Property;

(b)                                 any technical processes, future projects, business development or planning, commercial relationships and negotiations;

(c)                                  the marketing of goods or services including, without limitation, customer, client and supplier lists, price lists, sales targets, sales statistics, market share statistics, market research reports and surveys, advertising or other promotional materials, advertisers, circulation and subscription lists and exhibitor, visitor and delegate lists; and

(d)                                 employee information and records.

“Confidentiality Agreement” means the confidentiality agreement between the

Purchaser and Highbury House Communications PLC dated the same date as this agreement;

“Consideration” means the consideration for the Shares, as defined in clause 5;

“Content Copyright” means the copyright and database right in the content of the printed and web-based magazines and directories published under the Magazine Titles at the Completion Date;

“Deed of Indemnity” means the deed of indemnity in the agreed form to be entered into on the Completion Date between the Vendor and Highbury Business Communications Limited;

“Disclosed Schemes” means the retirement benefit schemes details of which are set out in schedule 7;

“Disclosure Letter” means the letter of even date with this agreement from the Vendor to the Purchaser relating to the Warranties together with any documents annexed to it, delivered to and acknowledged by the Purchaser on the date of this agreement;

“Domain Names” means the domain names listed in part 2 of schedule 10;

“Draft Completion Statement” has the meaning given in schedule 8;

“Dunsfold Park” means the leasehold premises known as Building 17, Dunsfold Park, Cranleigh, Surrey comprised in a lease dated 22 November 2004 between (1) Dunsfold Park Limited and (2) The International Wine and Spirit Competition Limited;

“EBITA Statement” has the meaning given in clause 4;

“Employee” means any director or employee of the Companies or the Subsidiaries or any of them;

“Employment Legislation” means legislation applying in England and Wales affecting contractual or other relations between employers and their employees or workers, including but not limited to any legislation and any amendment, extension or re-enactment of such legislation and any claim arising under European treaty provisions or directives enforceable against any Target Group member by any Employee;

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, equity, right to acquire, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind or any other type of preferential arrangement (including, without limitation, a title transfer and retention arrangement) having similar effect;

“Estimated Consideration” means £11,459,000 less the Intercompany Balance, being the purchase price of £12,500,000 less the Intercompany Balance and the estimated working capital adjustment;

“Estimated Events Working Capital” means the parties’ estimate of the Events Working Capital as at the Completion Date, being negative £600,000 (negative six hundred thousand pounds);

“Estimated Publishing Working Capital” means the parties’ estimate of the Publishing Working Capital as at the Completion Date, being positive £441,000 (positive four hundred and forty one thousand pounds);

“Events Business” means the business of organising and holding exhibitions, conferences and awards ceremonies carried on by the Target Group:

“Events Working Capital” means the Working Capital of the Target Group at the close of business on the Completion Date, to the extent applicable to the Events Business as set out in the Final Completion Statement;

“Exchange Warranties” means the Warranties set out at paragraphs 2 (Accounts), 3 (Management Accounts), 4.1.3, 4.2 (Vendor Due Diligence Report), 5.2 and 5.9 (Position since Accounts Date), 17.1, 17.2, 17.3, 17.4, 17.7 and 17.13 (Employment) and 18 (Contracts) of Part 1 of Schedule 2 and paragraphs 3.3 and 3.4 of Part 3 (Pensions) of Schedule 2 (which are not to be repeated at Completion);

“Excluded Warranties” means the warranties set out in paragraphs 2, 3, 4, 5, 6, 9, 10, 11, 12, 21, 22, 23, 24 and 25 of part 1 schedule 2;

“Exhibitions” means the events, conferences, awards ceremonies listed in schedule 12;

“Fairly Disclosed” means disclosed in such manner and in such detail so as to enable a reasonable purchaser to make a fair assessment of the matter concerned;

“Final Completion Statement” means the Draft Completion Statement as agreed or determined in accordance with schedule 8;

“Forecasts” means the forecast(s) set out in section 6 of the Vendor Due Diligence Report;

“Future Exhibitions” means those exhibitions to be held after the Completion Date;

“Future Issues” means those issues of the Magazine Titles in respect of which the mailing dates fall after the Completion Date;

“FSMA” means Financial Services and Markets Act 2000;

“Highbury Brand Assignment” means the assignment between the Vendor and the Purchaser relating to the cessation of use of the “Highbury” and “Highbury House” name in the agreed form;

“Independent Accountant” means an internationally-recognised accounting firm acceptable to both parties (other than Deloitte & Touche or PricewaterhouseCoopers), or if the parties are unable to agree on such a firm, an internationally recognised accounting firm to be selected by the President for the time being of the Institute of Chartered Accountants in England and Wales;

“Independent Expert” means a Queen’s Counsel of at least five years standing agreed by the parties (or if they fail to agree within three Business Days of either party proposing any such person to be the Independent Expert an independent

Queen’s Counsel of at least five years standing appointed by the President of the Bar Council of England and Wales on the application of either party);

“Intellectual Property” includes registered designs, copyrights, trade secrets, know-how, data, database rights, design rights, rights affording equivalent protection to copyright, database rights and design rights, trade marks, service marks, logos, domain names, business names, trade names, moral rights, and all registrations or applications to register any of the aforesaid items, rights in the nature of any of the aforesaid items in the United Kingdom and rights to sue for passing-off in each case for their full term and together with any renewals or extensions;

“Intercompany Balance” means the aggregate amount of all indebtedness owed at Completion by any member of the Target Group to any member of the Vendor’s Group, less the aggregate amount of all indebtedness owed by any member of the Vendor’s Group to any member of the Target Group, as such amount shall be notified by the Vendor to the Purchaser no later than two Business Days before Completion and which amount shall be a positive number not exceeding £10,000,000;

“Irrevocable Letter of Instruction” means an irrevocable letter of instruction issued by the Vendor and the Purchaser to the Vendor’s Solicitors and the Purchaser’s Solicitors in respect of the Retention Account in substantially the same form as the agreed form having regard to the comments made prior to the date of this agreement by the Purchaser’s Solicitors;

“IT Support Agreements” means the licences, systems supply agreements, data supply agreements, maintenance agreements, service or services agreement entered into by the Companies and the Subsidiaries (or any of them) to procure support and services in relation to the Computer Systems;

“ITEPA” means Income Tax (Earnings and Pensions) Act 2003;

“Jordan House Property” has the meaning given in clause 14;

“Leases” means the leases or licences under which any Property is occupied by the Companies;

“Licence” means any written licence, permission or consent in respect of any Business Intellectual Property and any written arrangement of which any licence, permission or consent forms part and which is material to the Business;

“Listed Software” means the licenses for the software and web tools listed in schedule 15;

“Listing Rules” means the listing rules of the UK Listing Authority for the time being in force;

“London Stock Exchange” means London Stock Exchange plc;

“Losses” means any cost, claim, loss, liability, demand, damage or expense of any nature;

“Magazine Titles” means the magazine titles and directories listed in schedule 11;

“Management Accounts” means the unaudited management accounts of the Target

Group in respect of the Business for the nine month period from 1 January 2004 to 30 September 2004 and for the 12 month period from 1 January 2004 to 31 December 2004 in the agreed form;

“Media House” means the freehold land and premises at Azalea Drive, Swanley, Kent BR8 8HY and also garage 11 Edwards Gardens, Swanley as more particularly described in part 1 of schedule 6;

“Negative Adjustments” means the aggregate of the following amounts:

(a)                                  the amount, if any, (in £ sterling) by which the Events Working Capital is less than the Estimated Events Working Capital;

(b)                                 the amount, if any, (in £ sterling) by which the Publishing Working Capital is less than the Estimated Publishing Working Capital;

“Nexus & Columbus Brand Assignment” means the assignment between a Target Group member and the Vendor relating to the cessation of use by the Vendor’s Group of the “Nexus” and “Columbus” names in the agreed form;

“Official List” means the official list of the UK Listing Authority;

“Order” shall have the meaning given in clause 3.5;

“Outstanding Restriction” means an Order which has been granted and not been set aside or otherwise satisfied;

“Past Issues” means those issues of the Magazine Titles which were despatched to the relevant printers before the Completion Date;

“PAYE” means the mechanism prescribed by Tax Statutes (as defined in part 1 of schedule 3) for the collection of tax, sums to which sections 203 to 203L of the Taxes Act and regulations made under such sections apply or to which Part 11 of the ITEPA and regulations made under section 684 of the ITEPA apply and Class 1, Class 1A and Class 1B contributions referred to in section 1(2) of the Social Security Contributions and Benefits Act 1992;

“Positive Adjustments” means the amount, if any, (in £ sterling) by which the Events Working Capital exceeds the Estimated Events Working Capital;

“Pre-Completion Claim Amounts” means, in respect of Warranty Claims or any Specified Claims (including breaches which would arise on repetition of the Warranties (other than the Exchange Warranties) on Completion) of which the Purchaser becomes aware before Completion, the aggregate of any amounts which the Purchaser reasonably expects to recover in respect of such Warranty Claims or Specified Claims (and, for the avoidance of doubt, taking account of the limitations on the Vendor’s liability set out in this agreement (and in particular schedule 9)) , (provided that amounts which the Purchaser might reasonably expect to recover in relation to an individual Warranty Claim or Specified Claim shall, for these purposes, be limited to £750,000 unless such amounts are certified by an Independent Expert with experience of pursuing claims of a similar nature to the Warranty Claims or Specified Claims in question as being the amount that the Purchaser could reasonably expect to recover in respect of such Warranty Claim) and also provided that such Pre-Completion Claim Amounts shall have been notified by the Purchaser to the Vendor as soon as reasonably practicable after the Purchaser becomes aware of the Warranty Claim or Specified Claims in question and, in any event, no later than two Business Days before Completion and provided that a Warranty Claim or Specified Claim shall only be a Pre-Completion Claim to the extent that an amount has actually become due prior to Completion or the Purchaser would actually incur Losses upon Completion;

“Properties” means the freehold and leasehold land and premises described in schedule 6 and any part or parts thereof and “Property” means any of the Properties save where otherwise specifically indicated;

“Publishing Business” means the Business other than the Events Business;

“Publishing Working Capital” means the Working Capital of the Target Group as at the close of business on the Completion Date, to the extent applicable to the Publishing Business as set out in the Final Completion Statement;

“Purchaser’s Group” means the Purchaser, any parent undertaking from time to time of the Purchaser, any subsidiary undertaking from time to time of the Purchaser and any subsidiary undertaking from time to time of any such parent undertaking, and includes, following Completion, for the avoidance of doubt, the Companies and the Subsidiaries and references to a “member of the Purchaser’s Group” shall be construed accordingly;

“Purchaser’s Solicitors” means Penningtons of Newbury House, 20 Kings Road West, Newbury, Berkshire RG14 5XR;

“Retained Confidential Information” means information (however stored) exclusively relating to or connected with the business, customers or financial or other affairs of the Vendor’s Group (other than the Business) details of which are not in the public domain;

“Retention Account” means an interest bearing account to be opened with National Westminster Bank plc (or such other bank as the parties may agree) in the joint names of the Vendor’s Solicitors and the Purchaser’s Solicitors and operated in accordance with the terms of this agreement.

“Share Warranties” means the warranties on the part of the Vendor set out in schedule 2;

“Share Warranty Claim” means any claim for breach of any of the Share Warranties;

“Shareholders” means the Vendor, Columbus Holdings Limited and S. Stracker (Holdings) Limited;

“Shares” means the allotted and issued shares in the capital of the Companies comprising the whole of the issued share capital of the Companies further details of which are set out in part 1 of schedule 1;

“Source Code” means the source code in the software developed by or on behalf of the Target Group members and forming the Websites or any content management system that any Target Group member uses or requires for its Businesses;

“Specified Claim” means any Claim under any of (i) the Tax Covenant; (ii) clauses

3.4, 5.3, 8.14, 8.15, 8.17 or 14.2; and (iii) paragraph 34 of schedule 14;

“Specified Individuals” means Owen Davies, Anthony Salter, Hafeez Anjarwalla, Steve Hardiman, Anthony Greville and Peter Korniczky;

“Statutory Accounts” has the meaning set out in clause 4.1;

“Stock Exchange Rules” means the rules of the London Stock Exchange for the time being in force;

“Subscriber Lists” means the list of customers who are parties to the Subscription Contracts;

“Subscription Contracts” means the contracts between the Companies and third parties and the Subsidiaries and third parties for subscription to the Magazine Titles where there are obligations outstanding to supply Future Issues;

“Subsidiaries” means The International Wine and Spirit Competition Limited, Highbury-Nexus Limited and Highbury Nexus Media Limited further details of which are set out in part 2 of schedule 1;

“Target Group” means the Companies and the Subsidiaries and references to a “member of the Target Group” or a “Target Group member” shall be construed accordingly;

“Tax Claim” means any claim under the Tax Warranties or the Tax Covenant;

“Tax Covenant” means any covenant, obligation or other undertaking of the Vendor set out in part 3 of schedule 3;

“Tax Warranties” means the warranties on the part of the Vendor in relation to taxation set out in part 2 of schedule 3;

“Taxes Act” means the Income and Corporation Taxes Act 1988;

“TCGA” means the Taxation of Chargeable Gains Act 1992;

“Trade Marks” mean the registered trade marks listed in part 1 of schedule 10;

“UK Listing Authority” means the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the FSMA, including where the context so permits, any committee, employee, officer or servant to whom any function of the UK Listing Authority may for the time being be delegated;

“US Escrow Account” means the accounts of Voyageur Asset Management (MA) Inc in the names of Ergo Science Development Corporation and Ergo Research Corporation which are the subject of the US Escrow Letter;

“US Escrow Letter” means the letter of even date herewith made between Voyageur Asset Management (MA) Inc., Ergo Science Development Corporation, Ergo Research Corporation, the Vendor and the Purchaser;

“US GAAP Accounts” means the accounts for the Target Group required to be filed by the Purchaser with the Securities Exchange Commission in relation to the acquisition contemplated by this agreement;

“VAT” means value added tax;

“Vendor’s Accountants” means Deloitte & Touche of 180 The Strand, London WC2R 1BL;

“Vendor Due Diligence Report” means the report in the agreed form dated 9 December 2004 entitled “Project Bach Final Draft Vendor Due Diligence Report” prepared by the Vendor’s Accountants;

“Vendor’s Group” means the Vendor, any parent undertaking from time to time of the Vendor, any subsidiary undertaking from time to time of the Vendor and any subsidiary undertaking from time to time of any such parent undertaking, other than any member of the Target Group, and, save where specifically stated to the contrary in clause 10.8, references to “member of the Vendor’s Group” shall be construed accordingly;

“Vendor’s Solicitors” means DLA Piper Rudnick Gray Cary UK LLP of 3 Noble Street, London EC2V 7EE;

“Warranties” means the Share Warranties and the Tax Warranties;

“Warranty Claim” means any claim for any breach of any of the Warranties.

“Website” means the digital content available on the world wide web and known under the relevant Domain Names;

“Working Capital” has the meaning given in schedule 8; and

1.2                                 In this agreement where the context admits:

1.2.1                        save in relation to schedule 3, words and phrases which are defined or referred to in or for the purposes of the Companies Acts have the same meanings in this agreement (unless otherwise expressly defined in this agreement);

1.2.2                        sections 5, 6, 8 and 9 of and schedule 1 to the Interpretation Act 1978 apply in the same way as they do to statutes;

1.2.3                        reference to a statutory provision includes reference to:

1.2.3.1                  any order, regulation, statutory instrument or other subsidiary legislation at any time made under it for the time being in force (whenever made);

1.2.3.2               any modification, amendment, consolidation, re-enactment or replacement of it or provision which is a modification, amendment, consolidation, re-enactment or replacement of it except to the extent that any modification, amendment, consolidation, re-enactment or replacement made after the date of this agreement would increase the liability of any of the parties hereto;

1.2.4                        reference to a clause, schedule or paragraph is to a clause, schedule or a paragraph of a schedule of or to this agreement respectively;

1.2.5                        reference to the parties to this agreement includes their respective successors, permitted assigns and personal representatives;

1.2.6                        reference to any party to this agreement comprising more than one person includes each person constituting that party;

1.2.7                        reference to any gender includes the other genders;

1.2.8                        reference to any professional firm or company includes any firm or company effectively succeeding to the whole, or substantially the whole, of its practice or business;

1.2.9                        the index, headings and any descriptive notes are for ease of reference only and shall not affect the construction or interpretation of this agreement;

1.2.10                  this agreement incorporates the schedules to it;

1.2.11                  where any statement is qualified by the expression “so far as the Vendor is aware” or any similar expression the Vendor shall be deemed to have knowledge of anything of which it would have had knowledge had it made careful enquiries of the Specified Individuals;

1.2.12                  any reference to “including” or “in particular” or any similar expression shall be construed without limitation; and

1.2.13                  the “agreed form” in relation to any document means the form agreed between the parties to this agreement prior to the date hereof and, for the purposes of identification only, initialled by or on behalf of the parties.

2.                                      SALE AND PURCHASE OF SHARES

The Vendor shall as legal and beneficial owner sell to the Purchaser, or procure the transfer to the Purchaser of the legal and beneficial ownership in, the Shares, and the Purchaser shall purchase the Shares, free from all Encumbrances and together with all rights of any nature which are now or which may at any time become attached to them or accrue in respect of them including all dividends and distributions declared paid or made in respect of them on or after Completion.

3.                                      CONDITION

3.1                                 Completion is conditional on the satisfaction or waiver (by the Purchaser and the Vendor) of the Condition.

3.2                                 If the Condition has not been fulfilled or waived by midnight on 1 May 2005 or if Completion has not occurred by midnight on 31 August 2005 or, in either case, such later date as may be agreed in writing by the parties, either the Vendor or the Purchaser may terminate this agreement by notice in writing to the other.  Upon such termination, none of the parties shall have any further rights or obligations under this agreement other than any accrued rights at that time except in respect of the provisions of clauses 1, 3.4, 16, 17, 18, 19, 20, 22, 23 and 25 to 31 inclusive which will continue in full force and effect.

3.3                                 The Vendor shall as soon as reasonably practicable and in any event by 15 April 2005 despatch to its shareholders the Circular (and any resolution to be put to the shareholders of the Vendor to approve this agreement shall not be combined with any resolution to approve any other matter or transaction), and shall notify the Purchaser as soon as practicable after it becomes aware that the Condition is satisfied or has become or is likely to become incapable of being satisfied.

3.4                                 If this agreement is terminated because the Condition has not been fulfilled or waived by 1 May 2005 then no later than five Business Days following such termination, the Vendor shall (i) provide written instruction to Voyageur Asset Management (MA) Inc releasing it from its obligations under, and terminating, the US Escrow Letter and (ii) pay to the Purchaser the amount of £275,000 (two hundred and seventy-five thousand pounds), together with any properly incurred costs of any accountants instructed or engaged by the Purchaser incurred up to the date of such termination in connection with the preparation of the US GAAP Accounts.  The parties agree that such amount represents a genuine and reasonable pre-estimate of the losses (including with respect to legal fees) that will be incurred by the Purchaser as a result of such termination.

3.5                                 In the event of any person seeking an order (“Order”) which may prevent completion of the sale and purchase of the Shares pursuant to this agreement, the Purchaser agrees to use all reasonable endeavours to oppose and/or have set aside such Order and shall keep the Vendor informed of the progress of any proceedings in relation thereto and the likelihood of the Purchaser succeeding and the Purchaser shall, if required, use all reasonable endeavours to seek the approval of its shareholders to the transaction contemplated by this agreement unless, it is not reasonably practicable to do so due to legal or regulatory requirements.

4.                                      EBITA

4.1                                 Between the date of this agreement and Completion, the Vendor shall as soon as reasonably practicable prepare and deliver to the Purchaser:

4.1.1                        audited statutory accounts for each of the Companies and Subsidiaries for the year ending 31 December 2004 (together the “Statutory Accounts”); and

4.1.2                        a statement of the 2004 EBITA (the “EBITA Statement”).

4.2                                 The Statutory Accounts shall be prepared on a basis consistent with the Accounts using the same accounting principles, policies and practices, and in accordance with the law and applicable standards, principles and practices generally accepted in the United Kingdom.

4.3                                 The Purchaser may, by notice in writing to the Vendor given at any time within three Business Days after delivery by the Vendor to the Purchaser of the EBITA Statement or, (if requested by the Purchaser pursuant to clause 4.4) a Certified EBITA Statement, terminate this agreement if the 2004 EBITA as set out in the EBITA Statement or the Certified EBITA Statement as the case may be is less than £923,000.  In the event of any such termination, none of the parties shall have any further rights or obligations under this agreement other than any accrued rights at that time except in respect of the provisions of clauses 1, 3.4, 16, 17, 18, 19, 20, 22, 23 and 25 to 31 inclusive which will continue in full force and effect.  Promptly following such termination, the Vendor will provide written instructions to Voyageur Asset

Management (MA) Inc. releasing it from its obligations under, and terminating, the US Escrow Letter.

4.4                                 Within two Business Days of the receipt of the Statutory Accounts and EBITA Statement the Purchaser may, if the EBITA Statement is not a Certified EBITA Statement, require that the Vendor deliver a Certified EBITA Statement.

5.                                      CONSIDERATION

5.1                                 The consideration payable by the Purchaser for the Shares shall be £12,500,000 (twelve million five hundred thousand pounds), less the Intercompany Balance and subject to the adjustments set forth in clause 5.3 (such consideration, as so adjusted, being referred to as the “Consideration”).

5.2                                 At Completion, the Purchaser shall pay the Estimated Consideration as follows:

5.2.1                        to the Vendor’s Solicitors, £10,709,000 (ten million seven hundred and nine thousand pounds), less:

5.2.1.1               an amount equal to the Intercompany Balance; and

5.2.1.2               any Pre Completion Claim Amounts; and

5.2.2                        into the Retention Account, £750,000 (seven hundred and fifty thousand pounds), plus any Pre Completion Claim Amounts.

5.3                                 Following Completion, the parties shall comply with the provisions of schedule 8 with respect to the matters referred to therein.  On the day falling 10 Business Days after agreement or determination of the Final Completion Statement (“Payment Date”):

5.3.1                        if the Balancing Amount is a positive amount, the Purchaser shall pay to the Vendor an amount equal to the Balancing Amount plus interest calculated from the Completion Date until the Payment Date at one per cent below the base rate of Barclays Bank PLC; and

5.3.2                        if the Balancing Amount is a negative amount, the Vendor shall pay to the Purchaser an amount equal to the Balancing Amount plus interest calculated from the Completion Date until the Payment Date at one per cent below the base rate of Barclays Bank PLC,

(the Estimated Consideration, as increased by the positive amount or reduced by the negative amount of any Balancing Amount, shall be referred to as the “Final Consideration”).

5.4                                 If a party fails to pay any sum due by it under this clause on the due date for payment in accordance with the provisions of this agreement, the party shall pay interest on the amount payable from the due date until the date on which the party’s obligation to pay the sum is discharged at 2 per cent above Barclays Bank base rate (whether before or after judgment).  Interest accrues and is payable from day to day.

5.5                                 The parties shall comply with the provisions of schedule 8 with respect to the matters contained in that schedule.

5.6                                 If any Pre-Completion Claim Amounts are paid into the Retention Account by the Purchaser pursuant to clause 5.2, the parties shall use all reasonable endeavours to resolve the Claim or Claims to which such Pre-Completion Claim Amounts relate as soon as reasonably practicable after Completion.

6.                                      RETENTION

6.1                                 Once any Warranty Claim or Specified Claim has been settled the Purchaser and the Vendor shall, on the Business Day following such settlement, instruct the Purchaser’s Solicitors and the Vendor’s Solicitors to pay to the Purchaser from the Retention Account an amount equal to any sum due to the Purchaser from the Vendor in respect of the settled Warranty Claim or Specified Claim (“Principal”) together with any interest accrued on the Retention Account in respect of such Principal and the Vendor’s obligation to the Purchaser in respect of the settled Warranty Claim or Specified Claim shall be reduced by an amount equal to such Principal.

6.2                                 If, by the first Business Day falling six calendar months after the Completion Date (“Release Date”), the Purchaser shall not have served a Claim Notice in respect of any Warranty Claim or Specified Claim or if all such Warranty Claims or Specified Claim which are the subject of any Claim Notices which have been served have been settled and any sums due to the Purchaser in respect of such Warranty Claims or Specified Claims have been paid to the Purchaser pursuant to clause 6.1 above, the Purchaser and the Vendor shall, on the Release Date, instruct the Purchaser’s Solicitors and the Vendor’s Solicitors to pay to the Vendor’s Solicitors from the Retention Account the balance of any amounts (including interest) remaining in the Retention Account.

6.3                                 If there are Warranty Claims or Specified Claims outstanding which have not been settled by the Release Date (“Outstanding Claims”), the Purchaser and the Vendor shall instruct the Purchaser’s Solicitors and the Vendor’s Solicitors to pay to the Vendor’s Solicitors from the Retention Account an amount equal to the balance of any amounts (including interest) remaining in the Retention Account less an amount equal to:

6.3.1                        an amount agreed by the Vendor and Purchaser (or failing such agreement as determined by an Independent Expert) as being a reasonable estimate of the Vendor’s liability in respect of such Outstanding Claims; and

6.3.2                        interest earned in the Retention Account in respect of the sum referred to in 6.3.1 above.

6.4                                 Immediately following the settlement of any Outstanding Claims (and following any payments to the Purchaser’s Solicitors due upon settlement of such Outstanding Claims pursuant to clause 6.1 above) the Vendor and the Purchaser shall instruct the Purchaser’s Solicitors and the Vendor’s Solicitors to pay to the Vendor’s Solicitors from the Retention Account an amount equal to the balance of any amounts (including interest) remaining in the Retention Account less an amount equal to:

6.4.1                        an amount agreed by the Vendor and Purchaser (or failing such agreement as determined by an Independent Expert) as being a reasonable estimate of the Vendor’s liability in respect of any other Outstanding Claims; and

6.4.2                        any interest earned on the amount referred to in 6.4.1 above.

6.5                                 A Warranty Claim or Specified Claim shall be treated as settled for the purposes of this clause 6 if:

6.5.1                        the Vendor and the Purchaser shall so agree in writing, such written agreement not to be unreasonably withheld or delayed following any oral agreement; or

6.5.2                        a court of competent jurisdiction has awarded judgment in respect of the claim and no right of appeal lies in respect of such judgment or the parties are debarred by passage of time or otherwise from making an appeal.

6.6                                 Save where expressly stated to the contrary nothing in this clause 6 shall prejudice or limit the right of the Purchaser to make any claim against the Vendor either under this agreement or under any of the documents executed pursuant to this agreement.

6.7                                 A payment to be made under this clause 6 shall be made by telegraphic transfer to an account notified by the party due to receive the payment to the other party not later than two Business Days before the due date of the payment.

7.                                      SIGNING AND COMPLETION

7.1                                 The signing of this agreement shall take place at the offices of the Vendor’s Solicitors when each of the parties shall comply with the provisions of part 1 of schedule 4.

7.2                                 Subject to clause 7.3, Completion shall take place at the offices of the Vendor’s Solicitors on the Completion Date when each of the parties shall comply with the provisions of part 2 of schedule 4.

7.3                                 Notwithstanding any other provision of this agreement, the Purchaser shall not be obliged to complete the purchase of any of the Shares unless:

7.3.1                        the purchase of all of the Shares is completed simultaneously; and

7.3.2                        the Vendor shall have delivered to the Purchaser the Statutory Accounts and the EBITA Statement (or, if required by the Purchaser, a Certified EBITA Statement) not less than five Business Days prior to the Completion Date.

8.                                      WARRANTIES

8.1                                 The Vendor warrants to the Purchaser at the date of this agreement that each of the Warranties is true and accurate.  The Warranties (other than the Exchange Warranties) shall be repeated by the Vendor immediately prior to Completion by reference to the facts and circumstances existing at that time.

8.2                                 Each of the Warranties shall be construed as a separate and independent warranty and (except where this agreement provides otherwise) shall not be limited or restricted by reference to or inference from any other term of this agreement or any other Warranty.

8.3                                 The Purchaser acknowledges and agrees that:

8.3.1                        the only Warranties (other than the Excluded Warranties) being given in relation to the Properties are those set out in part 2 of schedule 2, and then only insofar as they relate to Media House and Dunsfold Park and that no

Claim can be made under any other Warranties (other than the Excluded Warranties) in relation to matters which relate to the Properties;

8.3.2                        the only Warranties (other than the Excluded Warranties) being given in relation to pensions are those set out in part 3 of schedule 2 and that no Claim can be made under any other Warranties (other than Excluded Warranties) in relation to matters which relate to the Disclosed Schemes;

8.3.3                        the only Warranties (other than the Excluded Warranties) being given in relation to Confidential Information, Intellectual Property, Computer Systems, the IT Support Agreements and data protection are those set out in paragraphs 13, 14, 15 and 16 respectively of part 1 of schedule 2 and no Claim can be made under any other of the Warranties (other than Excluded Warranties) in relation to matters which are issues of Confidential Information, Intellectual Property, the IT Support Agreements, Computer Systems or data protection.

8.4                                 The rights and remedies of the Purchaser in respect of any breach of any of the Warranties shall survive Completion.

8.5                                 The Vendor waives and may not enforce any right which it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Companies, the Subsidiaries or their respective officers or employees in enabling the Vendor to give the Warranties or to prepare the Disclosure Letter save in the case of the fraud or wilful concealment of any officer or employee.

8.6                                 Between the execution of this agreement and Completion the Vendor agrees that it will procure that the Companies and the Subsidiaries comply with the provisions of schedule 5.

8.7                                 The Warranties shall be qualified by such information as is Fairly Disclosed in the Disclosure Letter.

8.8                                 If between the date of this agreement and Completion the Purchaser becomes aware of any matter or matters which entitle the Purchaser (or which would entitle the Purchaser upon repetition of the Warranties (other than the Exchange Warranties)) pursuant to clause 8.1, to make one or more Warranty Claims (other than a Warranty Claim for breach of the warranty set out at paragraph 3 of Part 1 of Schedule 2) (whether such claim or claims are actual or based upon a contingent liability) (alone or in conjunction with other such Warranty Claims) in circumstances where an Independent Expert with experience in advising in relation to claims of a similar nature to the Warranty Claims in question has delivered an opinion in writing (“Opinion”) that the Purchaser could reasonably expect to recover not less than £2,500,000 in respect of such Warranty Claims (taking into account limitations on the liability on the Vendor set out in this agreement including those set out in schedule 9), the Purchaser shall be entitled to serve notice (“Termination Notice”) in writing to the Vendor setting out reasonable details of the Warranty Claim(s) in question and attaching the Opinion.

8.9                                 If the Purchaser serves a Termination Notice, the Vendor shall (unless the Vendor agrees with the Purchaser that such matter or matters are not capable of remedy) have a period of 10 Business Days from receipt of the Termination Notice to remedy such breach or breaches of Warranty.

8.10                           If the Vendor (at its expense) remedies the breach or breaches by no later than the tenth Business Day from the date of receipt of the Termination Notice, the Termination Notice shall be of no further effect in respect of such breach or breaches and the Purchaser shall not be entitled to terminate this agreement pursuant to such Termination Notice.

8.11                           If the Vendor fails to remedy the breach (at its expense) this agreement shall be deemed to have terminated 10 Business Days from the date when the Termination Notice was received by the Vendor.  In the event of any such termination, none of the parties shall have any further rights or obligations under this agreement other than any accrued rights (excluding any rights to bring Warranty Claims) at that time except in respect of the provisions of clauses 1, 3.4, 16, 17, 18, 19, 20, 22, 23 and 25 to 31 inclusive which will continue in full force and effect.  Promptly following such termination, the Vendor will provide written instructions to Voyageur Asset Management (MA) Inc. releasing it from its obligations under, and terminating, the US Escrow Letter.

8.12                           If, notwithstanding that the Purchaser is aware of a matter or matters which entitle it to terminate this agreement pursuant to clause 8.8, Completion occurs, the Purchaser shall not be deemed, by so doing, to have waived any Warranty Claim or other Claim which it might have against the Vendor in respect of the matter or matters concerned.

8.13                           The Vendor and Purchaser shall notify each other in writing of anything which may give rise to a right to terminate pursuant to clauses 8.8 as soon as reasonably possible after it comes to the notice of either party at any time between the date of this agreement and the Completion Date.

8.14                           The Vendor shall indemnify, defend and hold harmless the Purchaser and each member of the Target Group in relation to any Losses incurred by any of them in relation to the BB Motors Claim provided, for the avoidance of doubt, that paragraph 6 of schedule 9 shall apply to the BB Motors Claim.

8.15                           In the event that any Target Group Member has any Borrowings the Vendor shall pay to the Purchaser an amount equal to such Borrowings within 10 Business Days of it being established to both parties’ satisfaction each acting reasonably that any such Target Group member has any Borrowings.

8.16                           Subject to repayment in full of the Intercompany Balance at Completion, the Vendor (for itself and as agent for the other members of the Vendor’s Group) irrevocably and unconditionally waives with effect from Completion any rights or claims against any member of the Target Group outstanding at the Completion Date.

8.17                           The Vendor will reimburse to the Purchaser the amount of any further consideration payable by the Purchaser or any Target Group member pursuant to and in accordance with clause 3 of the agreement dated 19 September 2001 between Highbury Business Communications Limited and DMG World Media (UK) Limited, such amount to be paid within 14 Business Days of being notified of the amount agreed or determined in accordance with that clause 3.

9.             LIMITATION ON THE VENDOR’S LIABILITY

Notwithstanding any other provisions in this agreement (other than clause 30.2), the liability of the Vendor hereunder shall be limited in accordance with the provisions of schedule 9.

10.          COVENANTS

10.1         The Vendor undertakes to and covenants with the Purchaser that (except with the consent in writing of the Purchaser) neither it nor any other member of the Vendor’s Group will at any time after Completion:

10.1.1      use or procure or cause or (so far as it is able) permit the use of any name or names identical or similar to the Magazine Titles or the Exhibitions or the Domain Names or the Business Names or any colourable imitation thereof in connection with any activity whatsoever which competes directly or indirectly with the Business;

10.1.2      (except as required by law or any regulation) disclose or divulge to any person (other than to officers or employees of the Purchaser whose province it is to know the same) or use (otherwise than for the benefit of the Purchaser) any Confidential Information.

10.2         The Vendor undertakes to and covenants with the Purchaser that neither it nor any other member of the Vendor’s Group will for a period of two years after the date of this agreement, either on its own behalf or jointly with or as agent for any other person, directly or indirectly:

10.2.1      launch, publish, manage or organise any magazine or event which is directly in competition with any of the Magazine Titles or the Exhibitions for so long as the same shall continue to be published or held by any of the Companies or the Subsidiaries;

10.2.2      approach, canvass, solicit, engage or employ or otherwise endeavour to entice away any person who at the Completion Date or at any time during the period of six months preceding the Completion Date shall be or shall have been an employee, officer, manager, of any of the Companies or the Subsidiaries.

10.2.3      approach, canvass, solicit, engage or employ or otherwise endeavour to entice away any person who at the Completion Date or at any time during the period of six months preceding the Completion Date shall be or shall have been a consultant sub-contractor or agent of any of the Companies or the Subsidiaries with a view to the specific knowledge or skills of such person being used by or for the benefit of any person carrying on business in competition with the business carried on by any of the Companies or the Subsidiaries.

10.3         Each of the covenants contained in clauses 10.1 and 10.2 shall constitute an entirely separate and independent restriction on the Vendor.

10.4         Nothing in clause 10.2.1 shall prohibit the Vendor or any other member of the Vendor’s Group from:

10.4.1      continuing to be engaged in the publishing of CNN Traveller; or

10.4.2      publishing, managing or organising any magazine or event acquired (whether by way of a share or asset purchase) from any third party after the date hereof as part of a larger acquisition unless such magazines and events so acquired shall represent in aggregate more than 30 per cent of the turnover of the business or businesses so acquired in which event the Vendor shall or shall procure that such other member of the Vendor’s Group shall within six months of the completion of such acquisition divest itself of such magazine or event failing which it must, unless the Purchaser otherwise agrees, cease the publication, management or organisation thereof for the duration of the relevant covenants.

10.5         Nothing in clause 10.2.1 shall prohibit the Vendor or any other member of the Vendor’s Group from holding shares or stock quoted or dealt in on a recognised investment exchange (as defined in the FSMA) so long as not more than five per cent of the issued shares or stock of any class of any one company is so held.

10.6         Nothing in this clause 10 shall prevent the Vendor or any other member of the Vendor’s Group from:

10.6.1      employing any person whose employment with the Companies or the Subsidiaries is terminated, in each case, after Completion; or

10.6.2      advertising generally for staff or employing any person who has responded to any such general advertisement; or

10.6.3      approaching, canvassing, soliciting or engaging the services of freelance contributors unless by so engaging their services such persons are thereby prevented from continuing to offer their services to those of the Companies and/or the Subsidiaries by which they have been so engaged prior to the date hereof.

10.7         The Vendor agrees and acknowledges that the restrictions contained in this clause 10 are fair and reasonable and necessary to assure to the Purchaser the full value and benefit of the Shares and to protect the goodwill of the Companies and the Subsidiaries but, in the event that any such restriction shall be found to be void or unenforceable but would be valid and effective if some part or parts thereof were deleted, such restriction shall apply with such deletion as may be necessary to make it valid and effective.

10.8         In the event that, at any time after the date hereof, one or more persons acting alone or in concert shall acquire more than 50 per cent of the issued share capital of the Vendor or otherwise gain control of more than 50 per cent of the voting rights in the Vendor as a result of which the Vendor ceases to be the ultimate holding company of the Vendor’s Group, then for the purposes of this clause 10 only from the happening of such event and thereafter the expression “the Vendor’s Group” shall mean the Vendor’s Group as defined in clause 1.1 as the same existed immediately prior to the happening of such event.

11.          INTERIM AND TRANSITIONAL ARRANGEMENTS

From the date of this agreement, the Vendor and the Purchaser shall comply with the provisions of schedule 14 in relation to the matters dealt with therein.

12.          USE OF NAMES

12.1         As soon as reasonably practicable but in any event, within three months following Completion, the Purchaser shall procure that any member of the Purchaser’s Group (including for the avoidance of doubt the Companies and the Subsidiaries) whose name incorporates the words “Highbury” or “Highbury House” shall pass a special resolution to change the name of any such member to one not containing the words “Highbury” or “Highbury House”.

12.2         The Purchaser shall and shall procure that each member of the Purchaser’s Group (including for the avoidance of doubt the Companies and the Subsidiaries) shall as soon as reasonably practicable but, in any event, within six months after the Completion Date but subject to clause 12.3 cease to use in any way or display any trademarks or names consisting of or incorporating the words “Highbury” or “Highbury House”, or any colourable imitations thereof and/or any trademark, name or logo used by any member of the Vendor’s Group (excluding for the avoidance of doubt the Trademarks and Domain Names, and save as provided in clause 12.4 or 12.5) (together called the “Marks”) including, without prejudice to the foregoing, the use of the Marks on any building owned or used by the Companies or the Subsidiaries, any drawings produced by any of the Companies or the Subsidiaries and on any letterhead, other stationery and any electronic media, including email addresses, web-sites and domain names.  For the avoidance of doubt nothing in this agreement shall or shall be deemed to transfer to the Purchaser or the Companies or the Subsidiaries any right, title or interest in the Marks.

12.3         Each member of the Purchaser’s Group (including the Subsidiaries and Companies) shall not be prevented from retaining copies of Past Issues or other historical materials consisting of or incorporating the Marks in whatever form or media for the purposes of supplying copies of such Past Issues or other historical materials in whole or in part or for the purposes of holding archived materials in whatever form or media to the extent such materials were created prior to the Completion Date and consist of or incorporate the Marks.

12.4         The Vendor shall and shall procure that:

12.4.1      as soon as reasonably practicable but, in any event, within three months following the Completion Date any member of the Vendor’s Group whose name contains the word “Columbus” shall pass a special resolution to change the name of any such member to one not containing the word “Columbus”; and

12.4.2      as soon as reasonably practicable but, in any event, within a period of six months following the Completion Date each member of the Vendor’s Group shall cease to use in any way or display a name consisting of or incorporating the word “Columbus” or any colourable imitation thereof save that no member of the Vendor’s Group shall be prevented from retaining copies of Past Issues consisting of or incorporating the word “Columbus” in whatever form or media for the purposes of supplying copies of such Past Issues, in whole or in part, or for the purposes of holding archived materials in whatever form or media to the extent such materials were created prior to the Completion Date and consist of or incorporate the word “Columbus”.

12.5         As soon as reasonably practicable but, in any event, within a period of three months following the Completion Date, the Vendor shall and shall procure that:

12.5.1      any member of the Vendor’s Group whose name contains the word “Nexus” shall pass a special resolution to change the name of any such member to one not containing the word “Nexus”; and

12.5.2      each member of the Vendor’s Group shall cease to use in any way or display a name constituting of or incorporating the word “Nexus” or any colourable imitation thereof (“Nexus Marks”) save:

12.5.2.1   as soon as reasonably practicable but, in any event within, a period of six months following the Completion Date during which period members of the Vendor’s Group shall be permitted to use the Nexus Marks in any drawings, exhibition brochures, promotional material and on any electronic media which has been produced prior to the Completion Date and which is used in the ordinary course of business; and

12.5.2.2   that no member of the Vendor’s Group shall be prevented from retaining copies of Past Issues consisting of or incorporating the Nexus Marks in whatever form or media for the purposes of supplying copies of such Past Issues in whole or in part or for the purposes of holding archived materials in whatever form or media to the extent that such materials were created prior to the Completion Date and consist of or incorporate the Nexus Marks.

12.6         Following the period referred to in clause 12.2 above, the Purchaser shall procure if so requested by the Vendor that any member of the Purchaser’s Group (as specified by the Vendor) shall enter into the Highbury Brand Assignment.

12.7         Following the periods referred to in clauses 12.4 and 12.5 above, the Vendor shall procure, if so requested by the Purchaser, that any member of the Vendor’s Group (as specified by the Purchaser) shall enter into the Nexus & Columbus Brand Assignment.

13.          TAXATION

The provisions of schedule 3 shall apply with respect to the matters contained or referred to therein.

14.          PROPERTY MATTERS

14.1         The Purchaser agrees to permit Colin Walker or any other employee of Highbury Nexus Special Interests Limited who replaces Colin Walker to occupy, free of charge the premises at Carrington Business Park, Manchester Road, Carrington Urmston, Manchester M31 4DD until the expiry or termination of the licence under which this property is occupied.

14.2         The Vendor covenants with the Purchaser that it will with effect from the date of this agreement until the earliest of the expiry of any Target Group member’s liability under an authorised guarantee agreement entered into in connection with a lawful assignment of or the expiry or sooner determination of the term of the leases referred to in paragraphs 14.2.1 and 14.2.2 below pay the rents reserved by and observe and perform the covenants and conditions on the part of the tenant or any surety contained in such leases and any documents supplemental thereto and indemnify and keep indemnified the Purchaser and any Target Group member against any Losses (which for the avoidance of doubt, shall include any tax incurred by any Target Group member in connection with such assignment notwithstanding that any such assignment occurs after the Completion Date) that may be incurred as a result of any future non-payment, breach, non-performance or non-observance of such covenants and conditions howsoever arising (save due to the act neglect or default of any Target Group member):

14.2.1      Lease of ground floor offices, Anne Boleyn House, Ewell Road, Cheam, Surrey (“Anne Boleyn House Property”) dated 16 July 2001 and made between (1) Reed Business Information Limited and (2) Cumulus Business Media Limited and (3) the Vendor (“Cheam Lease”); and

14.2.2      Lease of 47 Brunswick Place and 2, 4 and 6 Baches Street, London N1 (“Jordan House Property”) dated 11 November 1999 and made between (1) Manning Properties (North London) Limited (2) Columbus Publishing Limited and (3) Columbus Group Plc (“Jordan House Lease”).

14.3         The Purchaser acknowledges that Highbury Columbus Travel Publishing Limited intends to enter into an agreement for the assignment of the Cheam Lease to the Vendor or a member of the Vendor’s Group in the agreed form (“Cheam Agreement for Assignment”) and that such agreement is stated to be conditional upon obtaining the landlord’s consent and the Vendor covenants to enter into or procure that a member of the Vendor’s Group enters into the Cheam Agreement for Assignment prior to Completion.

14.4         The Purchaser covenants with the Vendor that it will at the Vendor’s cost provide all necessary assistance to the Vendor in obtaining the consent of the landlord and of any other relevant party to the assignment of the Cheam Lease to the Vendor or a member of the Vendor’s Group and will provide forthwith all information lawfully requested by the landlord pursuant to such application.

14.5         Until the assignment of the Cheam Lease to the Vendor or a member of the Vendor’s Group has been lawfully completed the Purchaser will hold the Cheam Lease on trust for the Vendor and will permit the Vendor or a member of the Vendor’s Group nominated by the Vendor to occupy the Cheam Premises on the terms of the Cheam Agreement for Assignment.

14.6         The Purchaser acknowledges that Highbury Columbus Travel Publishing Limited intends to enter into an agreement for the assignment of the Jordan House Lease to the Vendor or a member of the Vendor’s Group in the agreed form (“Jordan House Agreement for Assignment”) and that such agreement is stated to be conditional upon obtaining the landlord’s consent and the Vendor covenants to enter into or procure that a member of the Vendor’s Group enters into the Jordan House Agreement for Assignment prior to Completion.

14.7         The Purchaser covenants with the Vendor that it will at the Vendor’s cost provide all necessary assistance to the Vendor in obtaining the consent of the landlord and of any other relevant party to the assignment of the Jordan House Lease to the Vendor or a member of the Vendor’s Group and will provide forthwith all information lawfully requested by the landlord pursuant to such application.

14.8         Until the assignment of the Jordan House Lease to the Vendor or a member of the Vendor’s Group has been lawfully completed the Purchaser will hold the Jordan House Lease on trust for the Vendor and will permit the Vendor or a member of the Vendor’s Group nominated by the Vendor to occupy the Jordan House Premises on the terms of the Jordan House Agreement for Assignment.

14.9         The Vendor covenants with the Purchaser that it will at it own cost use all reasonable endeavours (including if necessary a declaration of the court) to obtain the necessary consents required to enable the Cheam Lease and the Jordan House Lease to be assigned pursuant to the Cheam Agreement for Assignment and the Jordan House Agreement for Assignment and the Vendor will ensure that its solicitors keep the Purchaser’s solicitors informed at all times of the progress of obtaining the respective landlords’ consents.

14.10       The Vendor undertakes to use all reasonable endeavours to obtain as soon as practicable and, if possible, by Completion a form DS1 from the Governor and Company of the Bank of Scotland (“BoS”) in respect of the charge granted by Nexus Media Communications Limited on 31 December 1997 to BoS in respect of Media House which was released on 17 March 2000.  If such from DS1 is not obtained by Completion, the Vendor shall continue to use all reasonable endeavours to obtain it as soon as possible after Completion.

15.          FURTHER ASSURANCE AND ATTORNEY

15.1         On and after Completion, the Vendor shall, at the reasonable request of the Purchaser, do and execute or procure to be done and executed all such acts, deeds, documents and things as may reasonably be necessary to give effect to this agreement.

15.2         On Completion, the Vendor shall execute or procure the execution under seal or as a deed of a power of attorney (in a form acceptable to the Purchaser, acting reasonably) in favour of the Purchaser or such person as may be nominated by the Purchaser generally in respect of the Shares and in particular to enable the Purchaser (or its nominee) to attend and vote at general meetings of the Companies during the period prior to the name of the Purchaser (or its nominee) being entered on the register of members of the Companies in respect of the Shares.

16.          ANNOUNCEMENTS

No announcement, communication or circular (other than the Circular) concerning this agreement shall be made (whether before or after the Completion Date) by or on behalf of the parties hereto without the prior approval of the other or others (such approval not to be unreasonably withheld or delayed) save for such announcements as may be required by the law of any relevant jurisdiction and/or by the UK Listing Authority and/or the London Stock Exchange and/or the Securities Exchange Commission and/or the Panel on Takeovers and Mergers or any governmental or regulatory authority or body in any jurisdiction to which the relevant party submits or is subject provided that each party must in each case consult with the other so far as practicable and take account of the reasonable requests of the other party prior to making any such announcements.

17.          COSTS

17.1         Each of the parties shall bear and pay its own legal, accountancy actuarial and other fees and expenses incurred in and incidental to the preparation and implementation of this agreement and of all other documents in the agreed form.  For the avoidance of doubt, the Vendor shall bear and pay all fees and costs associated with the preparation of (i) the Statutory Accounts and the EBITA Statement, and (ii) the Vendor Due Diligence Report (including any costs charged by the Vendor’s Accountants in connection with the discussion of such report with the Purchaser).

17.2         The Purchaser shall pay all stamp duty and other transfer duties and registration fees applicable to any document to which it is a party and which arise as a result or in consequence of this agreement.

17.3         Save as provided in clause 3.4 the Purchaser shall pay the costs (including fees) charged by the accountants instructed by it in the preparation and audit of the US GAAP Accounts, provided that the Vendor shall bear 12 per cent of any such costs and fees up to a maximum of £50,000.

18.          SUCCESSORS AND ASSIGNMENT

18.1         This agreement shall be binding on and enure for the benefit of each party’s successors and personal representatives but shall not be assignable without the written consent of the other except that each of the Vendor and the Purchaser may at any time following Completion assign its rights (but not its obligations) under this agreement to any company of which it is a subsidiary or of which it is a holding company or any subsidiary of its holding company (“Permitted Assignee”) without the consent of the Vendor or the Purchaser (as applicable) provided that such arrangements shall not increase the liability of the other party under this agreement and provided further that should the Permitted Assignee cease to be a member of either the Purchaser’s Group or the Vendor’s Group (as applicable) the Purchaser or the Vendor (as the case may be) shall procure that the Permitted Assignee reassigns its rights under the agreement to another member of either the Purchaser’s Group or the Vendor’s Group (as applicable).  In the event of any assignment under this clause, references to the Vendor or the Purchaser (other than in this clause) shall be construed as references to the holder for the time being of the Vendor’s or the Purchaser’s rights under this agreement.

18.2         The Purchaser may at any time before Completion assign its rights and obligations under this agreement to a Permitted Assignee by notice to (and without the consent of) the Vendor, provided that in the event of such assignment the Purchaser shall remain jointly and severally liable for the obligations of such assignee at Completion.

18.3         Except as otherwise expressly provided, all rights and benefits under this agreement are personal to the parties and may not be assigned at law or in equity without the prior written consent of the other party.

19.          ENTIRE AGREEMENT

19.1         This agreement (including the schedules to it) and any documents in the agreed form, the Confidentiality Agreement and the Disclosure Letter (“Acquisition Documents”) constitute the entire agreement between the parties with respect to the subject matter of this agreement.

19.2         Except for any misrepresentation or breach of warranty which constitutes fraud:

19.2.1      the Acquisition Documents supersede and extinguish all previous agreements between the parties relating to the subject matter thereof (including the letter dated 26 January 2005 between the Vendor and the Purchaser) and any representations and/or warranties previously given or made other than those contained in the Acquisition Documents;

19.2.2      each party acknowledges to the other (and shall execute the Acquisition Documents in reliance on such acknowledgement) that it has not been induced to enter into any such documents by nor relied on any representation or warranty other than the representations and/or warranties contained in such documents;

19.2.3      each party hereby irrevocably and unconditionally waives any right it may have to claim damages in respect of or to rescind this agreement or any of the other Acquisition Documents by reason of any misrepresentation whatsoever or by reason of any warranty not set forth in any of the Acquisition Documents; and

19.2.4      except for the Purchaser’s remedies under clause 3.2,4.3 and 8.8, the only remedy available for breach of any of the Warranties or for breach of any of the warranties set out in the any of the other Acquisition Documents shall be damages for breach of contract under the terms of the relevant document and rescission shall not be available as a remedy for any breach of this agreement.

19.3         Each of the parties acknowledges and agrees for the purposes of the Misrepresentation Act 1967 and the Unfair Contract Terms Act 1977 that the provisions of this clause 19 are reasonable.

20.          CONFIDENTIALITY

The Purchaser undertakes to and covenants with the Vendor that (except with the consent in writing of the Vendor) neither it nor any other member of the Purchaser’s Group will at any time after Completion (except as required by law or any regulation of any relevant stock exchange or other governmental or regulatory authority or body in any jurisdiction) disclose or divulge to any person (other than to officers or employees of the Vendor whose province it is to know the same) or use any Retained Confidential Information which is within or has come to its knowledge.  The Vendor agrees that the Confidentiality Agreement shall be terminated in all respects with effect from Completion.

21.          TIME FOR PERFORMANCE

Time shall not be of the essence of this agreement but following failure by any party to comply with any provision of this agreement time may be made of the essence by any other party giving to the party in default two Business Days’ notice to that effect.

22.          VARIATIONS

No variation of this agreement or any of the documents in the agreed form shall be valid unless it is in writing and signed by or on behalf of each of the parties to this agreement.

23.          WAIVER

No waiver by either party of any breach or non-fulfilment by the other party of any provisions of this agreement shall be deemed to be a waiver of any subsequent or other breach of that or any other provision and no failure to exercise or delay in exercising any right or remedy under this agreement shall constitute a waiver thereof.  No single or partial exercise of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy.  The rights and remedies of each party provided in this agreement are cumulative and not exclusive of any rights and remedies provided by law.

24.          AGREEMENT CONTINUES IN FORCE

This agreement shall remain in full force and effect so far as concerns any matter remaining to be performed at Completion even though Completion shall have taken place.

25.          SEVERABILITY

The invalidity, illegality or unenforceability of any provisions of this agreement shall not affect the continuation in force of the remainder of this agreement.

26.          NOTICES

26.1         Any notice to be given pursuant to the terms of this agreement shall be given in writing to the party due to receive such notice at the address set out in clause 26.2 or such other address as may have been notified to the other parties in accordance with this clause 26.  Notice shall be delivered personally or sent by first class prepaid recorded delivery or registered post (airmail if overseas) or by facsimile transmission and shall be deemed to be given in the case of delivery personally on delivery and in the case of posting (in the absence of evidence of earlier receipt) 48 hours after posting (six days if sent by airmail) and in the case of facsimile transmission on completion of the transmission provided that the sender shall have received printed confirmation of transmission.

26.2         For the purposes of clause 26.1, the address of each of the parties is as follows:

26.2.1      Vendor:

Highbury House Communications plc

Jordan House

47 Brunswick Place

London N1 6EB

Attention: Company Secretary

Fax Number: +44 (0)20 7608 6605

26.2.2      Purchaser:

Ergo Science Corporation

19 West 44th Street,

Suite 1405,

New York,

NY 10036,

USA

Attention: Ling Kwok

Fax Number: +1 212 391 5288

with a copy to:

Vinson & Elkins R.L.L.P.

CityPoint (Level 33)

One Ropemaker Street

London EC2Y 9UE

Attention: Rob Patterson

Fax Number: +44 (0) 20 7065 6001

27.          COUNTERPARTS

This agreement may be executed in any number of counterparts each of which when executed by one or more of the parties hereto shall constitute an original but all of which shall constitute one and the same instrument.

28.          THIRD PARTY RIGHTS

A person who is not party to this agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement, except for (i) the Companies, the Subsidiaries and their respective officers and employees pursuant to clause 8.5; (ii) the Companies and the Subsidiaries pursuant to clause 8.14, clause 14.2 and paragraph 34 of schedule 14.  This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

29.          SERVICE OF PROCESS

The Purchaser irrevocably appoints Stirling Square Capital Partners (Attention: Ling Kwok Ergo Science Corporation) at 4th Floor, Liscartan House, 127 Sloane Street, London SW1X 9AX, England (Facsimile 00 44 20 7808 4785) as its agent for services of notices and/or proceedings in relation to any matter arising out of or in connection with this agreement and service on such agent shall be deemed to be service on the Purchaser.

30.          CAPACITY

30.1         Each of the parties warrants to the other that it has full power and authority and has obtained all necessary consents (including, where relevant, shareholder consent) (save that the Purchaser acknowledges and agrees that the Vendor requires the sale of the Target Group members to be approved by the members of the Vendor in general meeting) to enter into and perform the obligations expressed to be assumed by it under this agreement (and any other agreement or arrangement required to be entered into by it in connection with this agreement), that the obligations expressed to be assumed by it hereunder are legal, valid and binding and enforceable against it in accordance with their terms and that the execution, delivery and performance by it of this agreement and each such other agreement and arrangement will not:

30.1.1      result in a breach of, or constitute a default under, any agreement or arrangement to which it is a party or by which it is bound or under its constitutive documents; or

30.1.2      result in a breach of any law or order, judgment or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound.

30.2         Clause 9 and schedule 9 shall not apply to any Claim arising under or in connection with clause 30.1.

31.          GOVERNING LAW AND JURISDICTION

31.1         This agreement shall be governed by and construed in accordance with the laws of England.

31.2         The parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this agreement and that accordingly, any suit, action or proceedings arising out of or in connection with this agreement shall be brought in such courts.

IN WITNESS of which the parties or their duly authorised representatives have executed this agreement as a deed.

SCHEDULE 1

Part 1

The Companies

Highbury Business Communications Limited

1.	Registered number:	04189911

2.	Date of incorporation:	29 March 2001

3.	Place of incorporation:	England and Wales

4.	Registered office:	Jordan House 47 Brunswick Place London N1 6EB

5.	Authorised share capital:	1,000 ordinary A shares of £1 each

6.	Issued share capital:	£1,000

	Number of shares:	1000 ordinary A shares of £1 each

	Amount paid up:	Fully

7.	Shareholders:	Highbury House Communications plc - 1000 ordinary A shares of £1 each

8.	Directors:	Mark Simpson Littleton House Blandford St Mary Blandford Forum Dorset DT11 9NA

Owen Davies Little Oaks 2b Drax Avenue Wimbledon SW20 0EH

9.	Secretary:	Hafeez Kaiyumali Anjarwalla 215 Wandsworth Bridge Road London SW6 2TT

10.	Accounting reference date:	31 December

11.	Auditors:	Deloitte & Touche

12.	Tax residence:	United Kingdom

13.	Charges:	None

Highbury Business Limited

1.	Registered number:	03442147

2.	Date of incorporation:	25 September 1997

3.	Place of incorporation:	England and Wales

4.	Registered office:	Jordan House 47 Brunswick Place London N1 6EB

5.	Authorised share capital:	4,980 ‘A’ ordinary shares of £1 each, 410 ‘B’ ordinary shares of £1 each and 410 ‘C’ ordinary shares of £1 each

6.	Issued share capital:	£3,300

	Number of shares:	3,300 ‘A’ ordinary shares of £1 each

	Amount paid up:	Fully

7.	Shareholders:	Highbury House Communications plc - 3,300 ‘A’ ordinary shares of £1 each

8.	Directors:	Mark Simpson Littleton House Blandford St Mary Blandford Forum Dorset DT11 9NA

Owen Davies Little Oaks 2b Drax Avenue Wimbledon SW20 0EH

9.	Secretary:	Hafeez Kaiyumali Anjarwalla 215 Wandsworth Bridge Road London SW6 2TT

10.	Accounting reference date:	31 December

11.	Auditors:	Deloitte & Touche

12.	Tax residence:	United Kingdom

13.	Charges:	None

Nexus Media Communications Limited

1.	Registered number:	2785570

2.	Date of incorporation:	1 February 1993

3.	Place of incorporation:	England and Wales

4.	Registered office:	Jordan House 47 Brunswick Place London N1 6EB

5.	Authorised share capital:	500,000 ordinary shares of £1 each 2,000,000 ordinary ‘A’ shares of £1 each and 7,000,000 preference shares of £0.01 each

6.	Issued share capital:	£2,570,000

	Number of shares:	500,000 ordinary shares of £1 each 2,000,000 ordinary ‘A’ shares of £1 each and 7,000,000 preference shares of £0.01 each

	Amount paid up:	Fully

7.	Shareholders:	Highbury House Communications plc - 500,000 ordinary shares of £1 each

2,000,000 ordinary ‘A’ shares of £1 each; and

7,000,000 preference shares of £0.01 each

8.	Directors:	Mark Simpson Littleton House Blandford St Mary Blandford Forum Dorset DT11 9NA

Owen Davies Little Oaks 2b Drax Avenue Wimbledon SW20 0EH

9.	Secretary:	Hafeez Kaiyumali Anjarwalla 215 Wandsworth Bridge Road London SW6 2TT

10.	Accounting reference date:	31 December

11.	Auditors:	Deloitte & Touche

12.	Tax residence:	United Kingdom

13.	Charges:	Debenture in favour of Barclays Bank plc

Highbury Columbus Travel Publishing Limited

1.	Registered number:	1993193

2.	Date of incorporation:	27 February 1986

3.	Place of incorporation:	England and Wales

4.	Registered office:	Jordan House 47 Brunswick Place London N1 6EB

5.	Authorised share capital:	50,000 ordinary shares of £1 each

6.	Issued share capital:	£50,000

	Number of shares:	50,000 ordinary shares of £1 each

	Amount paid up:	Fully

7.	Shareholders:	Columbus Holdings Limited - 50,000 ordinary shares of £1 each

8.	Directors:	Mark Simpson Littleton House Blandford St Mary Blandford Forum Dorset DT11 9NA

Owen Davies Little Oaks 2b Drax Avenue Wimbledon SW20 0EH

9.	Secretary:	Hafeez Kaiyumali Anjarwalla 215 Wandsworth Bridge Road London SW6 2TT

10.	Accounting reference date:	31 December

11.	Auditors:	Deloitte & Touche

12.	Tax residence:	United Kingdom

13.	Charges:	Security Agreement in favour of Barclays Bank PLC

Highbury-Harpers Limited

1.	Registered number:	687138

2.	Date of incorporation:	21 March 1961

3.	Place of incorporation:	England and Wales

4.	Registered office:	Jordan House 47 Brunswick Place London N1 6EB

5.	Authorised share capital:	24,000 ordinary shares of £1 each

6.	Issued share capital:	£19,500

	Number of shares:	19,500 ordinary shares of £1 each

	Amount paid up:	Fully

7.	Shareholders:	S. Stracker (Holdings) Limited - 19,500 ordinary shares of £1 each

8.	Directors:	Mark Simpson Littleton House Blandford St Mary Blandford Forum Dorset DT11 9NA

Owen Davies Little Oaks 2b Drax Avenue Wimbledon SW20 0EH

9.	Secretary:	Hafeez Kaiyumali Anjarwalla 215 Wandsworth Bridge Road London SW6 2TT

10.	Accounting reference date:	31 December

11.	Auditors:	Deloitte & Touche

12.	Tax residence:	United Kingdom

13.	Charges	Debenture in favour of Barclays Bank plc

Part 2

The Subsidiaries

The International Wine and Spirit Competition Limited

1.	Registered number:	720550

2.	Date of incorporation:	4 April 1962

3.	Place of incorporation:	England and Wales

4.	Registered office:	Jordan House
47 Brunswick Place
London N1 6EB

5.	Authorised share capital:	£5,000 divided into 5,000 ordinary shares of £1 each

6.	Issued share capital:	£5,000 divided into 5,000 ordinary shares of £1 each (all fully paid up)

7.	Shareholders:	Highbury-Harpers Limited - 5,000 ordinary shares of £1 each

8.	Directors:	Peter Duff
The Right Honourable Viscount John
Archibald Thurso
David Timothy Wrigley MW
Anthony Salter

9.	Secretary	Hafeez Kaiyumali Anjarwalla

10.	Accounts reference date:	31 December

11.	Auditors:	Deloitte & Touche

12.	Tax residence:	United Kingdom

13.	Charges:	None

Highbury-Nexus Limited

1.	Registered number:	2970942

2.	Date of incorporation:	20 September 1994

3.	Place of incorporation	England and Wales

4.	Registered office:	Jordan House
47 Brunswick Place
London N1 6EB

5.	Authorised share capital:	£100 divided into 100 ordinary shares of £1 each

6.	Issued share capital:	£100 divided into 100 ordinary shares of £1 each (all fully paid up)

7.	Shareholders:	Nexus Media Communications Limited - 100 ordinary shares of £1 each

8.	Directors:	Mark Simpson
Owen Davies

9.	Secretary:	Hafeez Kaiyumali Anjarwalla

10.	Accounts reference date:	31 December

11.	Auditors:	Deloitte & Touche

12.	Tax residence:	United Kingdom

13.	Charges:	Security document in favour of Barclays Bank plc

Highbury Nexus Media Limited

1.	Registered number:	2703051

2.	Date of incorporation:	2 April 1992

3.	Place of incorporation:	England and Wales

4.	Registered office:	Jordan House
47 Brunswick Place
London N1 6EB

5.	Authorised share capital:	£1,000,000 divided into 1,000,000 ordinary shares of £1 each

6.	Issued share capital:	£1,000,000 divided into 1,000,000 ordinary shares of £1 each (all fully paid up)

7.	Shareholders	Highbury WV (Holdings) Limited(1) - 1,000 ordinary shares of £1 each

8.	Directors:	Mark Simpson
Owen Davies

9.	Secretary:	Hafeez Kaiyumali Anjarwalla

10.	Accounts reference date:	31 December

11.	Auditors:	Deloitte & Touche

12.	Tax residence:	United Kingdom

13.	Charges:	Debenture in favour of Barclays Bank plc

1              The beneficial title to the whole of the issued share capital of this company was transferred on 12 January 2005 to Nexus Media Communications Limited.  Upon stamping of the stock transfer form in respect of this transfer, the legal title to the issued share capital of this company will vest in Nexus Media Communications Limited.

SCHEDULE 2

The Warranties

Part 1

General

1.             CAPACITY AND OWNERSHIP OF SHARES

1.1           Schedule 1 is true and accurate and the shareholders of each Target Group member listed in schedule 1 are the legal and beneficial owners of the shares set out against their names.  Each such shareholder is a member of the Vendor’s Group.

1.2           The shares detailed at paragraph 6 of part 1 in schedule 1 or paragraph 6 of part 2 of schedule 1 (as the case may be) in relation to each Target Group member constitute the whole of the allotted and issued share capital of such Target Group member and have been properly allotted and issued fully paid.

1.3           There is no Encumbrance on, over or affecting the Shares or the issued shares in any of the Subsidiaries or any unissued shares in the capital of any Target Group member.  No member of the Vendor’s Group is a party to or has entered into any agreement or commitment to give or create any such Encumbrance on, over or affecting the Shares or the issued shares in any of the Subsidiaries or any unissued Shares in the capital of any Target Group member.

1.4           Other than this agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to any person of the right (whether exercisable at a future date and whether conditional or not) to require the allotment, issue, transfer, redemption or repayment of, any shares in the capital of, or loan capital of, any Target Group member.

1.5           There is no litigation, arbitration, prosecution, administrative or other legal proceedings or dispute in existence or so far as the Vendor is aware, threatened against the Vendor in respect of the Shares or the Vendor’s entitlement to dispose of the Shares or against any company in respect of the shares held by it in any Subsidiary.

2.             ACCOUNTS

2.1           The Accounts have been prepared in accordance with the requirements of the relevant statutes and on a basis consistent with that adopted in the preparation of the audited accounts of each Target Group member for each of the last three preceding financial years of each Target Group member and in accordance with all financial reporting standards, statements of standard accounting practice and generally accepted accounting principles and practices in the United Kingdom (as interpreted as at the Accounts Date) and give a true and fair view of the assets and liabilities and state of affairs of each Target Group member as at the Accounts Date and its profits and losses for the relevant period ended on the Accounts Date.

2.2           At Completion, the Statutory Accounts will have been prepared in accordance with the requirements of the relevant statutes and on a basis consistent with that adopted in the preparation of the audited accounts of each Target Group member for each of the last three preceding financial years of each Target Group member and in accordance with all financial reporting standards, statements of standard accounting practice and generally accepted accounting principles and practices in the United Kingdom and will give a true and fair view of the assets and liabilities and state of affairs of each Target Group member as at 31 December 2004 and their profits and losses for the 12 months ended on 31 December 2004.

3.             MANAGEMENT ACCOUNTS

The Management Accounts have been carefully prepared on a consistent basis and in accordance with the accounting policies set out in the Accounts and do not materially misstate the profits and losses of the Target Group as a whole for the nine month period ending on 30 September 2004 and the 12 month period ending on 31 December 2004 respectively.

4.             VENDOR DUE DILIGENCE REPORT

4.1           So far as the Vendor is aware:

4.1.1        the Vendor Due Diligence Report contains no factual information that is untrue or inaccurate or misleading in any material respect;

4.1.2        information provided to the Vendor’s Accountants in connection with their preparation of the Vendor Due Diligence Report was, when taken as a whole, not misleading;

4.1.3        the Forecasts are reasonable forecasts having regard to the current trading, financial position and what the Vendor honestly believes to be the reasonable prospects of the Target Group;

4.1.4        Appendix 4 of the Vendor Due Diligence Report has been carefully and prudently prepared.

4.2           So far as the Vendor is aware, the assumptions used for the purposes of the preparation of the Forecasts are reasonable assumptions having regard to the current trading and financial position of the Target Group.

5.             POSITION SINCE ACCOUNTS DATE

Since the Accounts Date:

5.1           the business of each Target Group member (including in relation to the acquisition of disposal of any business or asset (including shares, debentures or securities) or the assumption or acquisition of any liability or contingent liability) has been carried on in the ordinary and usual course so as to maintain the same as a going concern;

5.2           there has been no material adverse change in the financial position of any Target Group member;

5.3           no debtor has been released by any Target Group member on terms that he pays less than the book value of his debt and no debt owing to any Target Group member has been written off or has proved or, so far as the Vendor is aware (for the avoidance of doubt, having made no enquiry of any debtor), is reasonably likely to prove to any extent irrecoverable;

5.4           there has not been any capitalisation of reserves of any Target Group member and no

Target Group member has issued or agreed to issue any share or loan capital other than that issued at the Accounts Date and has not granted or agreed to grant any option in respect of any loan capital and no Target Group member has repaid any loan capital in whole or in part nor has it, by reason of any default in its obligations, become bound to repay prematurely any loan capital or borrowed monies;

5.5           there has been no resolution of or agreement by the members of any Target Group member or any class thereof (except as provided in this agreement or with the prior written consent of the Purchaser);

5.6           no Target Group member has changed its accounting reference period;

5.7           no management charge has been levied against any Target Group member;

5.8           no Target Group member has declared, set aside or paid any dividends or made any distribution with respect to its shares;

5.9           no material change has occurred in the assets and liabilities of any Target Group member shown in the relevant Accounts.

6.             BUSINESS NAME

No Target Group member carries on business or sells any product or service under any name other than its corporate name and the Business Names, Trade Marks, Magazine Titles, Domain Names, Exhibitions and other trading styles as disclosed to the Purchaser in the Disclosure Letter.

7.             LICENCES AND CONSENTS

Each Target Group member has obtained all licences, permissions, authorisations and consents (“Consents”) required to carry on the Business as it is carried on at the date of this agreement and so far as the Vendor is aware the Consents are all valid and subsisting.  No Target Group member is in breach in any material respect of any of the terms and conditions attached to the Consents and so far as the Vendor is aware (but without having made any enquiry of any third party) there are no circumstances which indicate that any of such licences, permissions, authorisations or consents are likely to be revoked or terminated or not renewed in the ordinary course of events.

8.             ASSETS

8.1           All the property and assets which are described and included in the Accounts or which are used exclusively in connection with the Business are:

8.1.1        legally and beneficially owned by a Target Group member;

8.1.2        in the possession of a Target Group member;

8.1.3        adequate for the needs of the Target Group at Completion and for the continuance of the Business after Completion;

8.1.4        free from all Encumbrances and there is not any agreement or commitment to give or create, and so far as the Vendor is aware no claim has been made by any person entitled to any Encumbrance; and

8.1.5        situated in the United Kingdom.

8.2           None of the assets referred to in paragraph 8.1 are the subject of any assignment, royalty,  factoring arrangement, leasing or hiring agreement, hire purchase agreement, or agreement for payment on deferred terms.

8.3           The Business as it is carried on at the date of this agreement does not require the use of any assets owned or leased by the Vendor (or any member of the Vendor’s Group) or the provision of any services by the Vendor (or any member of the Vendor’s Group).

8.4           Each of the material machinery and equipment used in the conduct of the Business of any Target Group member has been maintained in accordance with applicable law and is in reasonable operating condition (subject to fair wear and tear given the age of such equipment and assets).

9.             DEBTS

9.1           No Target Group member is owed any sums other than trade debts incurred in the ordinary course of business.

9.2           No Target Group member has factored or discounted or otherwise assigned any debts owing to it.

10.                               CREDITORS AND LIABILITIES

No Target Group member has creditors or any other liabilities (including contingent liabilities) other than as disclosed in the Accounts or trade creditors incurred in the ordinary and proper course of business since the Accounts Date.

11.                               INSURANCE

11.1         Copies of all insurance policies effected by any Target Group member or by any other person in relation to any Target Group member’s assets or the Business (the “Policies”) are attached to the Disclosure Letter.  All such insurance policies are currently in force and effect.

11.2         All premiums due on the Policies have been duly paid and all other conditions of those Policies have been performed and observed in all material respects.  So far as the Vendor is aware, nothing has been done or omitted to be done which is likely to render any of the Policies void or voidable.

11.3         There are no claims outstanding under the Policies and so far as the Vendor is aware, there are no circumstances which would give rise to any claim under the Policies.

12.          RECORDS

All the books, registers, ledgers and financial records of each Target Group member are up-to-date and in its possession and ownership and have been properly kept and, so far as the Vendor is aware, there are no material inaccuracies or material discrepancies of any kind contained therein.

13.          CONFIDENTIAL INFORMATION

13.1         So far as the Vendor is aware, no Target Group member uses any processes nor is engaged in any activities which involve the misuse of any confidential information belonging to any third party or alleged misuse.

13.2         The Vendor is not aware of any actual or alleged misuse by any person of any of the Confidential Information of any Target Group member.

14.          INTELLECTUAL PROPERTY

14.1         The Companies listed in parts 1 and 2 of schedule 10 are the sole legal and/or beneficial owners and the registered proprietors as appropriate of all the Trade Marks and Domain Names and material particulars are set out in schedule 10 of all registered Trade Marks and Domain Names owned by any Target Group member and such details are correct.

14.2         The Vendor warrants that the assignment of the MOTOR TRADER trade mark with number 687191 has been submitted to the UK trade mark registry.

14.3         The Target Group members, or one of them, are the legal and/or beneficial owners of (or have appropriate licences, permissions or consents to use) the Business Intellectual Property (but excluding the Trade Marks and Domain Names where the provisions of Warranty 14.1 and 14.2 shall apply and excluding the Content Copyright where warranty 14.4 shall apply) and which is material to the Business.

14.4         The Target Group members, or one of them, are either the sole unencumbered legal and beneficial owners of or had a licence to use the Content Copyright at the time of the relevant publications in each issue of the Magazine Titles published prior to the Completion Date.

14.5         The Target Group members, or one of them, are the legal and beneficial owners of the Intellectual Property in the Source Code.

14.6         The Business Intellectual Property owned by any Target Group member is subsisting and enforceable and as far as the Vendor is aware nothing has been done or not been done as a result of which any of it has ceased or might cease to be subsisting or enforceable.

14.7         Neither the Target Group members nor the Vendor has received any written notice by any person asserting its moral rights in relation to the Business Intellectual Property and so far as the Vendor is aware no moral rights are likely to be asserted which would materially adversely affect the use of the Business Intellectual Property following the date of this agreement.

14.8         Neither the Target Group members nor the Vendor has received any written notice of claim that it is in material default under any Licence.

14.9         The Business Intellectual Property is adequate for the Target Group to be able to continue to operate the Business following the Completion Date in the same manner as it was operated immediately prior to the Completion Date.

14.10       Neither the Trade Marks nor the Domain Names are the subject of any pending proceedings for opposition, cancellation, revocation or rectification and so far as the

Vendor is aware, there are no facts or matters in existence which will give rise to any such proceedings.

14.11       As far as the Vendor is aware, none of the Business Intellectual Property is currently being infringed by any third party and so far as the Vendor is aware no third party has threatened any such infringement.

14.12       There are no outstanding written claims against any Target Group member for infringement of any Intellectual Property used by it, and no claims have been settled by the giving of any undertakings which remain in force.

14.13       So far as the Vendor is aware the sale of the Shares to the Purchaser and the performance by the parties of their obligations under this agreement will not entitle any party to any Licence or other agreement under which any Target Group member enjoys rights or by which it is bound to be released from any of that party’s obligations, to change the terms on which any material Business Intellectual Property is used or held by the relevant Target Group member or to terminate or vary that party’s rights under the relevant Licence or other agreement, and will not create or accelerate any obligation of any Target Group member or cause or require any Target Group member to lose or dispose of any material Business Intellectual Property or any interest in any material Business Intellectual Property.

14.14       During the last twelve months no advertiser, subscriber, sponsor or other third party has made any written claim for breach of contract against any Target Group member or the Vendor in relation to any Past Issues or Future Issues.

14.15       So far as the Vendor is aware neither the Vendor or a Target Group member has received any written notice in the twelve months prior to Completion from any person that anything published by any Target Group member in the Past Issues or Websites contains anything which is obscene, blasphemous or libellous.

14.16       Neither the Vendor nor a Target Group member has received any written notice or claim that it is in material default under any contract in respect of Exhibitions held prior to the date hereof.

14.17       No Target Group member has received written notice that the use of venues booked for Future Exhibitions will be cancelled or varied in any way and the Vendor is not aware of any matter which is likely to lead to the cancellation or variation of any Target Group member’s use of such venues for Future Exhibitions.

15.          COMPUTER SYSTEMS

15.1         Save to the extent provided in the Disclosure Letter, the Companies and the Subsidiaries are the owners of the Computer Systems free from Encumbrances or (as at the Completion Date) have obtained all necessary rights from third parties to enable them to use the Computer Systems in the same manner as they were used immediately prior to the Completion Date.

15.2         So far as the Vendor is aware the IT Support Agreements are valid and binding and no act or omission has occurred which would, if necessary with the giving of notice or lapse of time, constitute a breach of any such contract.

15.3         The Target Group has possession or control of or right of access to the Source Code of all software which is bespoke to and owned by the Target Group and which forms part of the Computer Systems.

15.4         So far as the Vendor is aware the Computer Systems:

15.4.1      as at the Completion Date are functioning (and during the twelve months prior to the Completion Date have functioned) in accordance with their applicable specifications;

15.4.2      are not defective in any material respect and have not been materially defective or materially failed to function during the last twelve months;

15.4.3      do not contain any software virus and have not within the last twelve months been infected by any software virus or accessed by any unauthorised person; and

15.4.4      have sufficient capacity and performance, when taken with the transitional services to be provided pursuant to schedule 14 (including the provision of the Listed Software), to meet the business requirements of the Target Group as the Business is being operated on the Completion Date without requiring any contribution or input from the resources of the Vendor’s Group.

15.5         So far as the Vendor is aware the Target Group members, or one of them, have appropriate procedures in place for ensuring the security of the Computer System and the confidentiality and integrity of all data stored in it.

16.          DATA PROTECTION

16.1         Where required to do so under the Data Protection Act 1998, the Target Group members, or one of them have:

16.1.1      notified registrable particulars under the Data Protection Act 1998 of all personal data held by the Target Group member in question; and

16.1.2      renewed such notifications.

16.2         No Target Group member has, within the twelve months immediately preceding the Completion Date, either received a written notice from nor, so far as the Vendor is aware, been subject to enquiries by the Information Commissioner regarding non-compliance or alleged non-compliance by any Target Group member with any provision of the Data Protection Act 1998.

16.3         So far as the Vendor is aware no personal data have been transferred outside the European Economic Area in breach of the Data Protection Act 1998.

16.4         So far as the Vendor is aware other than the Target Group members, or as required under the Data Protection Act 1998 or any other legislation or legal obligation no other company or person whether legal or natural has access to or requires access to the Subscriber Lists.

17.          EMPLOYEES

17.1         No persons are employed in the Business other than the Employees named in the

Disclosure Letter.

17.2         None of the Employees has given or received written notice terminating his employment or will be entitled to give notice as a result of the provisions of this agreement.

17.3         The Disclosure Letter includes details of all Employees of each Target Group member, the particulars of each Employee and the principal terms of their contract including:

17.3.1      their current remuneration (including any benefits and privileges provided or which each Target Group member or the relevant Subsidiary is bound to provide);

17.3.2      the commencement date on which their continuous service began or is deemed to have begun;

17.3.3      the length of notice necessary to terminate each contract, or if a fixed term, the expiry date of the fixed term and details of any previous renewals;

17.3.4      the type of contract (whether full or part-time or other); and

17.3.5      date of birth.

17.4         Copies of all outstanding contracts for all individuals employed or engaged by any Target Group member and having a basic annual salary or guaranteed fee in excess of £40,000 are annexed to the Disclosure Letter.

17.5         There is not in existence any contract of employment with any Employee which cannot be terminated by three months’ notice or less without giving rise to the making of a payment in lieu of notice or a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

17.6         The Disclosure Letter contains complete and accurate details of any outstanding offer of employment or engagement made to any individual by any Target Group member, and no individual has accepted an offer of employment or engagement by any Target Group member who has not yet started his employment or engagement.

17.7         No person now or previously employed or engaged by any Target Group member has or may in the future have a right to return to work (whether for reasons connected to secondment or with maternity, paternity, adoption or other leave, absence by reason of illness or incapacity or otherwise) or a right to be reinstated or re-engaged by that company.

17.8         There is not outstanding any agreement or arrangement to which any Target Group member is party for profit sharing or for payment to any of the Employees of bonuses, commission or incentive payments.

17.9         No Target Group member has entered into any recognition agreement with a trade union nor has it done any act which may be construed as recognition, whether under Schedule A1 of the Trade Union and Labour Relations (Consolidation) Act 1992 as amended, or otherwise.

17.10       There is no agreement, arrangement, scheme or obligation (whether legal or moral) for the payment of any pensions, allowances, lump sums or other like benefits on redundancy on retirement or on death or during periods of sickness or disablement for the benefit of any of the Employees or for the benefit of dependants of any of the Employees.

17.11       No amounts due to or in respect of any of the Employees or any past employees of any Target Group member (including PAYE and national insurance and pension contributions) are in arrears or unpaid.

17.12       No monies or benefits other than in respect of contractual emoluments are payable to any Employee and there is not at present a claim or so far as the Vendor is aware, any circumstances which is likely hereafter to give rise to a claim against any Target Group member arising out of the employment or termination of employment of any Employee or former employee for compensation for loss of office or employment or otherwise and whether under the Employment Rights Act 1996, Race Relations Act 1976, Equal Pay Act 1970, Sex Discrimination Act 1975, Sex Discrimination Act 1986, Disability Discrimination Act 1995, Working Time Regulations 1998, National Minimum Wage Act 1998 and the regulations made under such acts or regulations or any other act.

17.13       Copies of all agreements for the provision of consultancy services or other services of personnel of or to any Target Group member and details of the terms applicable to the secondment to or from any Target Group member of any person are annexed to or (as the case may be) contained in the Disclosure Letter.

17.14       No Target Group member has any contractual obligation to make any payment on redundancy in excess of the statutory redundancy payment, and has not operated any discretionary practice of making any such excess payments.

17.15       No Target Group member operates and is not proposing to introduce any Inland Revenue approved share option scheme, share incentive scheme, approved profit sharing scheme, enterprise management incentive scheme, employee share ownership plan or unapproved share scheme under which share benefits are provided, in respect of any person employed or engaged, or formerly employed or engaged, by any Target Group member.  No other company provides any such scheme or plan in respect of any of the Employees.

17.16       There is no actual or threatened protected disclosure under the Public Interest Disclosure Act 1998.

17.17       No Target Group member nor any of its Subsidiaries has incurred any liability for failure to provide information or to consult with Employees under any Employment Legislation at any time during the period of 6 months prior to the date of this Agreement.

17.18       No payment or other benefit agreed to be made or provided to a former director, officer or Employee or to their dependants in connection with the termination or suspension of employment or variation of an employment contract is outstanding as at the date of this Agreement.

18.          CONTRACTS

18.1         Annexed to the Disclosure Letter are true, complete and accurate copies of all Material Contracts to which any Target Group member is a party.  For these purposes, a “Material Contract” means any of the following:

18.1.1              any agency, distributorship, co-operation, manufacturing, supply agreement pursuant to which any part of the business of any Target Group member is carried on (other than any agreement for the supply of electricity, water and other utility services and contracts for the supply of refreshment machines to any of the Properties);

18.1.2              any agreement between any Target Group member and any member of the Vendor’s Group;

18.1.3              any agreement entered into by any Target Group member otherwise than in the ordinary course of business on arm’s length terms;

18.1.4              any agreement with any person for the organisation or holding of, or the reservation of any venue for, any exhibition, conference or awards ceremony scheduled to take place after 30 June 2005; and

18.1.5              any other agreement pursuant to which the revenue or cost to the relevant Target Group member is reasonably likely to exceed £50,000.

18.2         No Target Group member nor the Vendor has given or received written notice terminating any Material Contract to which any Target Group member is a party and each Material Contract to which any Target Group member is a party is valid and binding in accordance with its terms.

18.3         No Target Group member nor, so far as the Vendor is aware, any party with whom any Target Group member has entered into any Material Contract is in default in any material respect of any Material Contract to which any Target Group member is a party, and so far as the Vendor is aware, there are no circumstances likely to give rise to such a default.

18.4         No Target Group member is party to any agreement, transaction, obligation or arrangement which the Vendor is aware will or is reasonably likely to result in a loss to the Target Group member on completion thereof.

19.          TRADING

19.1         No Target Group member has entered into an agreement or arrangement with a customer or supplier (other than a supplier of utilities) on terms materially different to its standard terms of business, a copy of which is annexed to the Disclosure Letter.

19.2         No Target Group member is restricted by contract from carrying on its business in the United Kingdom or any other area or jurisdiction.

19.3         No offer or tender is outstanding which is capable of being converted into an obligation of any Target Group member by an acceptance or other act of some other person.

19.4         During the three years preceding the date of this agreement there has been no substantial change in the basis or terms on which any person is prepared to enter into contracts or do business with any Target Group member and so far as the Vendor is aware no such change is expected.

19.5         No supplier or customer of any Target Group member has during the 12 months preceding the date of this agreement ceased or indicated in writing an intention to cease trading with a Target Group member or to reduce in any material respect its trading or supplies to a Target Group member, where such cessation of trading is reasonably likely to have a material adverse impact on the financial performance of the Target Group.

20.          JOINT VENTURES ETC

No Target Group member is:

20.1         a party to any joint venture, consortium, partnership or profit-sharing arrangement or agreement; or

20.2         a member of any partnership, trade association, society or other group whether formal or informal and whether or not having a separate legal identity.

21.          BORROWINGS

No Target Group member has outstanding:

21.1         any Borrowings;

21.2         any guarantee, indemnity or undertaking (whether or not legally binding) in support of the obligations of any person or to procure the solvency of any person or any similar obligation; or

21.3         any Encumbrance or any obligation (including a conditional obligation) to create an Encumbrance.

22.          LITIGATION, OFFENCES AND COMPLIANCE WITH STATUTES

22.1         Otherwise than as claimant in the collection of debts arising in the ordinary course of business no Target Group member is a claimant, defendant or otherwise a party to any litigation, arbitration or administrative proceedings which are in progress or, so far as the Vendor is aware, pending or threatened by or against or concerning any Target Group member or any of its assets.  No Target Group member is being prosecuted for any criminal offence and so far as the Vendor is aware no governmental or official investigation or inquiry concerning the Business or officers of any Target Group member or any of its assets is in progress or pending and so far as the Vendor is aware, there are no circumstances which are likely to give rise to any such proceedings, investigation or inquiry.

22.2         No Target Group member nor, so far as the Vendor is aware, any of its officers or employees (during the course of their duties in relation to the Business) has committed or omitted to do any act or thing the commission or omission of which is in contravention of any statutory obligation or any other law of the United Kingdom giving rise to any fine, penalty, default proceedings or other liability in relation to the business or officers of any Target Group member or any of its assets or any judgment or decision which in any of the aforesaid cases would materially affect the financial position of the Target Group.

23.          SUBSIDIARIES AND BRANCHES

23.1         No Target Group member has in the last six years had any subsidiary or subsidiary undertaking apart from the Subsidiaries and has not in the last six years been the subsidiary of any other company and no Target Group member is the legal or beneficial owner of any shares of any other company other than the Subsidiaries listed in schedule 1 part 2.

23.2         No Target Group member has any agency, branch or other place of business or permanent establishment outside the United Kingdom.

24.          ADMINISTRATION

24.1         The register of members, other statutory books and other records of the Target Group members have been properly kept and are correct and no written notice or written allegation that any of the same is incorrect or should be rectified has been received.

24.2         No Target Group member has given any power of attorney or any other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment or do anything on its behalf (other than any authority of directors or employees to enter into routine trading contracts in the normal course of their duties).

25.          INSOLVENCY

25.1         In this part 1, “Insolvency Proceedings” means any formal insolvency proceedings, whether in or out of court, including proceedings or steps leading to any form of bankruptcy, liquidation, administration, receivership, arrangement or scheme with creditors, moratorium, stay or limitation of creditors’ rights, interim or provisional supervision by a court or court appointee, winding-up or striking-off.

25.2         Insolvency Proceedings have not been served in relation to any of the Vendor, any Target Group member or (if applicable) any part of their respective assets or undertaking.

25.3         No resolution has been passed for the compulsory or voluntary winding-up of any Target Group member and, so far as the Vendor is aware, no petition has been presented or proceedings issued or proposal made in relation to any Insolvency Proceedings.

25.4         No Target Group member is insolvent, or unable to pay its debts within the meaning of section 123 Insolvency Act 1986, nor has it stopped paying its debts as they fall due.

25.5         No distress, distraint, charging order, guarantee order, execution or other process has been levied or applied for in respect of the whole or any part of any Target Group member’s property, assets or undertaking.

Part 2

Media House and Dunsfold Park

TITLE

1.             The Properties comprise:

1.1           all the land and premises of whatever tenure owned or occupied by any Target Group member in the United Kingdom ; and

1.2           all the estate, interest, right and title of any Target Group member in respect of any land or premises in the United Kingdom.

2.             The Properties are occupied or used by any Target Group member in connection with the business carried on by a Target Group member by right of ownership or under lease or licence.

3.             The Target Group members, or one of them, are the legal and beneficial owner of the Properties.

4.             The information contained in schedule 6 as to the tenure of the Properties is true and accurate in all material respects.

5.             The Target Group members, or one of them, have a good title to each of the Properties.

6.             All deeds and documents necessary to prove the title of a Target Group member to the Properties are in the possession or under the control of the relevant Target Group member and, where the title to the Properties is registered, the relevant Target Group member is shown on the register thereof at HM Land Registry as the proprietor with absolute title.

7.             The replies to enquiries dated 25 November 2004 given by the Vendor in respect Media House are complete and accurate in all material respects on the date they were given and would still be complete and accurate in all material respects if the replies were instead given on Completion.

8.             There are no insurance policies relating to any issue of any Target Group member’s title to the Properties.

ENCUMBRANCES

9.             The Properties are not subject to any liability for the payment of any outgoings other than national non-domestic rates, water and sewerage services charges and payments to usual statutory undertakers and insurance premiums and, in the case of any lease or licence, the rent or licence fee, service charges and any other sums payable by the tenant or licensee under the terms of that lease or licence.

10.           The Properties are not subject to any agreement or right to acquire the same nor any option, right of pre-emption or right of first refusal.

11.           There is no person who is in occupation or who has or claims any rights or easements in respect of any of the Properties or the benefit of any agreement to create any such rights or easements adversely to the estate, interest, right or title of a Target Group member therein.

12.           The Properties are free from mortgages, debentures, charges, rent charges, liens or other encumbrances or matters of an onerous nature which would affect its value save as referred to in the title documentation to the Property listed in the Disclosure Letter.

PLANNING MATTERS

13.           For the purposes of paragraph 12 the “Planning Acts” means:

13.1         the Town and Country Planning Act 1990;

13.2         the Planning (Listed Buildings and Conservation Areas) Act 1990;

13.3         the Planning (Hazardous Substances) Act 1990;

13.4         the Planning (Consequences Provisions) Act 1990; and

13.5         the Planning and Compensation Act 1991

as the same are from time to time varied or amended and any other statute or subordinate legislation relating to planning matters.

14.           No Target Group member has received any written notice that the use of any of the Properties is in breach of the Planning Acts and is not aware of any breach thereof.

15.           No agreements or undertakings relating to the Properties have been entered into by any Target Group member or any predecessor in title under the provisions of:

15.1         section 18 of the Public Health Act 1936; or

15.2         sections 38 and 278 of the Highways Act 1980;

15.3         section 106 of the Town and Country Planning Act 1990; or

15.4         any similar legislation or earlier legislation of the same nature

(“Statutory Agreements”).

16.           No Target Group member has received any written notice of any planning contravention notices, breach of condition notices, enforcement notices or stop notices issued by any local planning authority in respect of the Properties nor of any other enforcement action taken by any such authority.

STATUTORY OBLIGATIONS

17.           No Target Group member is in breach of any applicable statutory and bye-law requirements and the requirements of any competent authority with respect to the Properties.

ADVERSE ORDERS

18.           No Target Group member has received any written notice of any compulsory purchase notices, orders or resolutions affecting the Properties.

19.           No Target Group member has received any written notice of any closing demolition or clearance orders enforcement notices or stop notices affecting the Properties.

DISPUTES

20.           There exists no dispute between any Target Group member and the owner or occupier of any adjoining or neighbouring owner with respect to boundary walls and fences or with respect to any easement, right or means of access to the Properties.

21.           No notices, written complaints or written requirements have been issued or made (whether formally or informally) by any competent authority or undertaking exercising statutory or delegated powers in relation to any of the Properties, the current use of the Properties or any machinery, plant or equipment in them.

INSURANCE

22.           Media House is insured in its full reinstatement value and against third party and public liabilities.

23.           All premiums payable in respect of insurance policies relating to Media House and the insurance rent relating to the lease of Dunsfold Park which have become due have been duly paid and there are no circumstances which have arisen which would so far as the Vendor is aware vitiate or permit the insurers to avoid such policies.

LEASEHOLD

24.           The relevant Target Group member has paid the rent and materially observed and materially performed the covenants on the part of the tenant and the conditions contained in the Dunsfold Park Lease and the last demand (or receipts for rent if issued) were unqualified, and such lease is valid and in full force.

25.           There are no rent reviews under the leases of the Properties held by any Target Group member currently in progress.

26.           None of the Properties is the subject of any lease or licence for the benefit of any person other than a Target Group member.

PREVIOUS PROPERTIES

27.           No Target Group member has existing or contingent liabilities in respect of any property previously occupied by it or in which it owned or held any interest, including without limitation, leasehold premises assigned or otherwise disposed of.

Part 3

Pensions

PENSION ARRANGEMENTS

1.          Other than the Disclosed Schemes, no Target Group member has any obligations (whether funded or not)  to make payment of a contribution towards or other provision of relevant benefits (as defined in section 612 of the Income and Corporate Taxes Act 1988 (“ICTA”)  for the benefit of any of its current or former Employees or any of their dependants.

2.          No undertaking or assurance (whether legally binding or not) has been given by any Target Group member to continue or introduce any scheme or arrangement, or to increase, augment or improve any relevant benefits (including but not restricted to those provided under the Disclosed Schemes) other than pursuant to the Disclosed Schemes.

ALL DETAILS DISCLOSED

3.          Complete and accurate particulars of the Disclosed Schemes have been disclosed to the Purchaser including, but not restricted to, copies of:

3.1.   current trust deeds and rules together with subsequent amendments;

3.2.   members’ booklets and subsequent announcements to members;

3.3.   membership data including pensionable salaries;

3.4.   the most recent trustees’ annual report and audited accounts; and

3.5.   Pension Schemes Office exempt approval letters.

COMPLIANCE

4.          The Disclosed Schemes have exempt approved status under Chapter I of Part XIV of ICTA or are approved as personal pension schemes for the purposes of Chapter IV of Part XIV of ICTA and the Vendor is not aware of any grounds on which such approval could be withdrawn or could cease to apply.

5.          There is no contracting-out certificate in force to cover employments to which the Disclosed Schemes relate.

6.          The Disclosed Schemes have been operated at all times in accordance with their governing documents (as lawfully amended from time to time).

CONTRIBUTIONS AND OTHER PAYMENTS

7.          There are not in respect of any of the Disclosed Schemes as at the date of Completion any outstanding contributions, costs (including levies) or expenses payable by any Target Group member or the employees or any other outstanding monetary obligations (including, without limitation actuarial, consultancy, legal or other fees).

BENEFITS

8.          The retirement benefits payable under each of the Disclosed Schemes consist exclusively of money-purchase benefits as defined in section 181 of the Pension Schemes Act 1993.

STAKEHOLDER SCHEME

9.          In respect of each stakeholder scheme the Vendors have disclosed to the Purchaser:

9.1.       full particulars, including the liability of each Target Group member to make current and future contributions to it; and

9.2.       a list of its relevant employees who are members and their respective contribution rates.

SCHEDULE 3

Taxation

Part 1

Definitions and interpretation

1.             In this schedule the following words and expressions shall (except where the context otherwise requires) have the following meanings:

“Actual Tax Liability” means any liability of any Target Group member to make a payment of or increased payment of Tax (whether or not such liability is a primary liability) and whether or not the person so liable has or may have any right of indemnity or reimbursement (statutory or otherwise) against any other person;

“CAA 1990” means the Capital Allowances Act 1990;

“CAA 2001” means the Capital Allowances Act 2001;

“Claim for Tax” means any claim, notice, demand, assessment, letter or other document issued or any action taken by or on behalf of any person (including any Target Group member) or Tax Authority whether before or after the date hereof from which it appears that any Target Group member has or may have a Tax Liability;

“Effective Tax Liability” shall have the meaning given in paragraph 2 of this part 1;

“Event” includes any act, omission, event or transaction and, without limitation, the receipt or accrual of any income, profit or gain, the declaration, making or payment of any distribution, membership of or ceasing to be a member of any group or partnership or any other association, death, any residence or change in the residence of any person for tax purposes, the expiry of any period of time and Completion;

“FA” followed by a year means the Finance Act of that year or where there was more than one “FA” followed by a number in brackets a year shall be construed accordingly;

“group relief” means any amount eligible for relief under sections 402 - 413 of the Taxes Act, advance corporation tax which is capable of being surrendered under section 240 of the Taxes Act, any tax refund which is capable of being surrendered under section 102 of the FA 1989, any relievable tax which is capable of being surrendered pursuant to regulations made under section 806H of the Taxes Act or utilisation of any losses pursuant to an election under section 171A of the TCGA;

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;

“loan relationship” shall have the same meaning as in section 81(1) of the FA 1996;

“non-availability” means loss, reduction, modification, cancellation, non-availability or non-availability ab initio;

“Post Completion Relief” means a Relief to the extent that it arises by reference to an Event occurring after Completion;

“Relevant Employment-Related Security” means any security, or any interest in any security, acquired by any person where the right or opportunity to acquire the securities or the interest in the securities was made available by reason of the employment (that expression having the same meaning which it is given in section 421B of the ITEPA) of that person or of any other person with any Target Group member;

“Relief” means any loss, relief, allowance, credit deduction, exemption or set-off in each case in respect of Tax or any right to repayment of Tax;

“Representative Member” means the representative member of the VAT Group of which any Target Group member was a member prior to Completion;

“SDLT” means Stamp Duty Land Tax;

“Taxation” or “Tax” means all forms of taxes, duties, imposts, charges, contributions, withholdings, rates or levies of any nature whatsoever, whether direct or indirect and whether or not arising as a result of the loss, withdrawal, setting off or non-availability of any relief, credit, exemption, allowance, deduction or set-off whether of the United Kingdom or elsewhere, together with any interest, fine, penalty or surcharge on the same, including (without limitation), capital gains tax, corporation tax, customs and excise duties, income tax, inheritance tax, insurance premium tax, national insurance contributions, stamp duty, stamp duty reserve tax, stamp duty land tax and value added tax;

“Tax Authority” means the Commissioners of Inland Revenue, the Commissioners of Customs and Excise, or any authority or body, whether of the United Kingdom or elsewhere and whether national or otherwise having the power or authority or other function in relation to Tax;

“Tax Liability” means any Actual Tax Liability, Effective Tax Liability or other liability of any Target Group member which is relevant for the purposes of this schedule;

“Tax Statute” means any primary or secondary statute, instrument, enactment, order, law, by-law or regulation making any provision for or in relation to Tax and “Tax Statutes” shall be construed accordingly;

“TMA” means the Taxes Management Act 1970;

“VAT Regs” means the Value Added Tax Regulations 1995 (9SI 1995/2518)

“VATA” means the Value Added Tax Act 1994;

“VAT Group” means a VAT group within the meaning of section 43 of the VATA.

2.             In this schedule an “Effective Tax Liability” shall mean:

2.1           the set-off of any Post Completion Relief against any Tax or against income, profits or gains in circumstances where, but for such utilisation or set-off, an Actual Tax Liability would have arisen in respect of which the Vendor would have been liable to the Purchaser under this schedule; and

2.2           the value of an Effective Tax Liability, where the Effective Tax Liability involves the set-off of a Post Completion Relief shall be the amount of Tax saved by such set-off.

3.             Any reference to a Tax Liability in respect of income, profits or gains earned, accrued or received shall include a Tax Liability in respect of income, profits or gains deemed to have been or treated or regarded as earned, accrued or received and any reference to Tax Liability on the happening of any Event shall include Tax Liability where such Event (for the purposes of the Tax Statute in question) is deemed to have occurred or is treated or regarded as having occurred.

Part 2

Tax Warranties

TAX RETURNS AND COMPLIANCE

1.             Each Target Group member has at all times in the last six years submitted to all relevant Tax Authorities by the requisite dates every computation, return and all information for the purpose of Tax to the extent required under any Tax Statute and each such computation, return and information was correct and complete and leaves no material matter unresolved regarding the Tax affairs of any Target Group member and so far as the Vendor is aware not likely to be the subject of any dispute with any Tax Authority.

2.             Each Target Group member has discharged every Tax Liability which has fallen due and there is no Tax Liability or potential Tax Liability in respect of which the date for payment has been postponed by agreement with the relevant Tax Authority or by virtue of any right under any Tax Statute or the practice of any Tax Authority.

3.             Each Target Group member has properly made all deductions, withholdings and retentions required to be made in respect of any actual or deemed payment made or benefit provided on or before Completion and has to the extent required by law accounted for all such deductions, withholdings and retentions, and without prejudice to the generality of the foregoing, each Target Group member has properly operated PAYE and all relevant regulations made thereunder.

4.             Each Target Group member has maintained and has in its possession, and under its control, all records and documentation that it is required by any Tax Statute to maintain and preserve.

5.             In the last three years no Target Group member has been, and so far as the Vendor is aware is not likely to be, subject to any investigation or non-routine audit or visit by any Tax Authority.

GENERAL PROVISIONS FOR TAX

6.             To the extent required by generally accepted accounting principles, provision or reserve was made in the Accounts in respect of every Tax Liability for which any Target Group member at the Accounts Date was or may have been liable or accountable whether or not such Tax Liability was or is a primary liability of any Target Group member, and whether or not any Target Group member had, or may have any right of reimbursement against any other person.

7.             No Target Group member is a “large company” within the meaning of regulation 3 of the Corporation Tax (Instalment Payments) Regulations 1998.

CHARGEABLE GAINS

8.             Save to the extent provided for in the deferred Tax provision in the Accounts, no chargeable profit or gain would arise in respect of any asset of any Target Group member:

8.1           treated as such in the Accounts, if that asset were to be disposed of for consideration equal to the value attributed thereto in the Accounts;

8.2           acquired after the Accounts Date, if that asset were to be disposed of for consideration equal to the consideration given for its acquisition in each case disregarding any statutory right to claim any allowance or relief other than amounts deductible under section 38 of the TCGA.

8.3           No Target Group member has at any time been party to any Event falling within sections 29, 30, 31, 31A, 32, 33, 34 (value shifting) or 17 (disposals and acquisitions treated as made at market value) of the TCGA or received any asset by way of gift.

8.4           No Target Group member has at any time been party to any Event falling within the terms of sections 135, 136, 138A or 139 of the TCGA (company reconstructions and amalgamations).

CAPITAL ALLOWANCES

9.             Save to the extent provided for in the deferred Tax provision in the Accounts, if all the assets in respect of which allowances have been claimed under Part 2 of the Capital Allowances Act 2001 or Part II of the CAA 1990 (Plant and Machinery Allowances) and Part 3 of the Capital Allowances Act 2001 or Part I of the Capital Allowances Act 1990 (Industrial Buildings Allowances) and owned by any Target Group member at the Accounts Date were to be sold by such Target Group member for an amount equal to the value attributed to such assets in the Accounts then (ignoring any reliefs or allowances available to that Target Group member) no balancing charge would be made on such Target Group member.

CLOSE COMPANIES

10.           No Target Group member is, nor has it ever been a close company as defined in section 414 of the Taxes Act.

GROUPS OF COMPANIES

11.           No Target Group member:

11.1         acquired any asset from any other company other than another member of the Target Group which at any relevant time was a member of the same group of companies (as defined in section 170 of the TCGA or as defined in paragraphs 46 to 54 of schedule 29 to the FA 2002) as any Target Group member or was an associated company (as defined in section 774(4) of the Taxes Act);

11.2         made any intra-group transfers of assets in circumstances such that any Target Group member could be regarded as realising a chargeable gain on the appropriation of the asset to or from trading stock under section 173 of the TCGA;

11.3         incurred any liability or contingent liability under section 176 (depreciatory transactions within a group) or section 190 (tax on one member of group recoverable from another member or from a controlling director) of the TCGA;

11.4         entered into or become subject to any arrangement under section 36 of the FA 1998 for the payment of corporation tax; or

11.5         been a party to or agreed to make an election under section 179A of the TCGA to reallocate any gain or loss arising under section 179 of the TCGA within a group.

INHERITANCE TAX

12.           Neither the assets nor the shares of any Target Group member are, or may be, subject to any charge by virtue of section 237 of the Inheritance Tax Act 1984 and no person has, or may have the power under section 212 of the Inheritance Tax Act 1984 to raise any capital transfer tax or inheritance tax by sale or mortgage of, or a charge on any of any Target Group member’s assets or shares.

LOAN RELATIONSHIPS

13.           Each money debt (as defined within section 81(2) of FA 1996) in relation to which any Target Group member is a debtor or creditor and reflected in the Accounts or existing on the date of this agreement constitutes a loan relationship of any Target Group member and no such loan relationship is one which has an unallowable purpose as defined in paragraph 13 of schedule 9 to the FA 1996.

14.           No Tax Liability or non-trading deficit would arise from any loan relationship of any Target Group member as a result of any debt under such loan relationship being settled in full or in part at Completion.

15.           In relation to each of its loan relationships, each Target Group member operates and has in each accounting period of each Target Group member ending after 31 March 1996, operated an accruals basis of accounting authorised under section 85 of the FA 1996.

EMPLOYMENT RELATED SECURITIES

16.           No Target Group member has at any time issued any Relevant Employment-Related Security to any person.

TAX AVOIDANCE

17.           No Target Group member has ever:

17.1         entered into, been party to or otherwise been concerned with any Event as a result of which any provision of Chapter I, Chapter IV or Chapter VI of Part XVII of the Taxes Act applied, applies or may apply;

17.2         been party to or concerned with any scheme or arrangement of which the main purpose or one of the main purposes was the avoidance of or a reduction in liability to Tax.

STAMP DUTY, SDRT AND SDLT

18.           Each document in the possession or under the control of any Target Group member, or to the production of which any Target Group member is entitled and on which any Target Group member relies or may rely on as purchaser or lessee and which in the United Kingdom or elsewhere requires any stamp or mark to denote that:

18.1         any duty tax or fee required to be paid by law has been paid; or

18.2         a duty tax or fee referred to in paragraph 18.1 is not required to be paid, or that the document in question or the Event evidenced by it qualifies from a relief or exemption from such duty tax or fee; or

18.3         the document has been produced to the appropriate authority has been properly stamped or marked as appropriate and no such document which is outside the United Kingdom would attract stamp duty if it were to be brought into the United Kingdom.

19.           No liability to stamp duly or SDLT will arise as a result of the withdrawal of any relief to stamp duty or SDLT claimed prior to Completion because of the execution of this Agreement.

20.           Each Target Group member has complied in all respects with the provisions of Part IV of the FA 1986 (Stamp Duty Reserve Tax) and any regulations made under such legislation.

VALUE ADDED TAX

21.           Each Target Group member is registered as a taxable person for the purposes of VAT.

22.           Each Target Group member:

22.1         has complied in all material respects with all Tax Statutes relevant to VAT and guidance published by all relevant Tax Authorities in any form whatsoever and has made and obtained full, complete, correct and up-to-date records and invoices and other documents appropriate or requisite for the purposes of such Tax Statutes and guidance.

22.2         is not in arrears with any payment and has not failed to submit any return in a true and complete manner or information required in respect of VAT;

22.3         is not at the date of this agreement liable under Parts XIX or XIXA of the VAT Regs to repay any VAT refunded to it;

22.4         is not nor has it been at any time partially exempt for VAT purposes and there are no circumstances pursuant to which regulations 107 to 110 of the VAT Regs apply or may apply to any Target Group member;

22.5         has not purchased or agreed to purchase any asset to which article 5 of the Value Added Tax (Special Provisions) Order 1995 (SI 1995/1268) applied or would apply;

22.6         does not own any asset and has not incurred any expense in respect of which Part XV of the VAT Regs (Capital Goods Scheme) applies; and

22.7         is not aware of anything which indicates that any grant to any Target Group member of any interest in or right over land or of any licence to occupy land will not be an exempt supply for VAT purposes.

23.           The Disclosure Letter contains full particulars of any election to waive the exemption made or agreed to be made under schedule 10 to the VATA by (i) any Target Group member or (ii) any person who, in relation to any Target Group member, is a relevant associate as defined in paragraph 3(7) of that schedule in respect of any property in which any Target Group member has an interest and no Event has occurred as a result of which any such election is not, or may cease to be, valid and effective.

Part 3

Tax Covenant

1.            COVENANT

1.1           The Vendor covenants to pay to the Purchaser an amount equal to:

1.1.1        any Actual Tax Liability which arises by reference to an Event occurring or income, profits or gains earned, accrued or received on or before Completion including the arrangements referred to in paragraphs 34.1 and 34.2 of Schedule 14;

1.1.2        the value of any Effective Tax Liability; and

1.1.3        the reasonable costs properly incurred by the Purchaser or the company in connection with a successful claim under this part 3 of this schedule.

2.            DEDUCTIONS FROM PAYMENTS

2.1           All sums payable by the Vendor under any claim under the Tax Covenant shall be paid gross, free and clear of any rights of counterclaim or set-off and without any deduction or withholding unless the deduction or withholding is required by law in which event the Vendor shall pay such additional amount as shall be required to ensure that the net amount received and retained (free of any liability) by the Purchaser will equal the full amount which would have been received by it had no such deduction or withholding been required, provided that this paragraph shall not apply to any interest payable under paragraph 5.3 of part 4 of this schedule.

2.2           In the event that any sum paid to the Purchaser pursuant to this schedule is or will be chargeable to Tax, the Vendor shall be obliged to pay such further sum as will, after payment of the Tax, leave a sum equal to the amount that would otherwise have been payable if Tax had not been so chargeable and for these purposes a sum shall be regarded as chargeable to Tax in circumstances where it would have been so chargeable but for the use or set off of a Post Completion Relief available to the Purchaser.

Part 4

Limitations and Procedure

1.            LIMITATIONS

The Vendor shall not be liable under any Tax Warranty or any claim under the Tax Covenant in respect of any Tax Liability to the extent that:

1.1           such Tax Liability has been discharged prior to Completion;

1.2           such liability arises or is increased by reason of any increase in the rates of Tax after the Completion Date with retrospective effect;

1.3           such liability arises or is increased as a result of any change in law (primary or delegated), any accounting practice or principle or the published practice of a Tax Authority occurring after the Completion Date (but not announced before that date) in each case with retrospective effect;

1.4           such liability arises or is increased as a result of any voluntary act, transaction or omission of a Target Group member or the Purchaser after Completion otherwise than in the ordinary course of business of a Target Group member as carried on at Completion which the Purchaser or, as appropriate, a Target Group member, knew or ought reasonably to have known would give rise to or increase the liability in question;

1.5           the liability would not have arisen or would have been reduced or eliminated but for a failure or omission after Completion on the part of any Target Group member or the Purchaser to make any claim, election, surrender or disclaimer or to give any notice or consent or to do any other thing under an enactment or regulation relating to Tax, the making, giving or doing of which was taken into account in computing the provision for Tax in the Accounts or in a written notice given to the Purchaser not less than 30 days before the final date upon which the claim, election, surrender, disclaimer, notice consent or other thing in question may be made given or done;

1.6           the liability arises or is increased as a result of either a Target Group member or the Purchaser failing to act in accordance with the provisions of paragraph 4 of this part of this schedule;

1.7           the liability arises or is increased as a result of any change after Completion in the bases, methods or policies of accounting of the Purchaser or a Target Group member save where such change is made to comply with generally accepted accounting principles, the published practice of any Tax Authority, law or rule of any regulatory authority or body in force at the Completion Date;

1.8           such liability arises as a result of:

1.8.1        any voluntary disclaimer by any Target Group member after Completion of the whole or part of any capital allowances claimed before Completion the entitlement to which was taken into account in preparing the Accounts;

1.8.2        the revocation or revision by any Target Group member of any Relief claimed or the entitlement to which was taken into account in the preparation of the Accounts;

1.9           any Relief, other than a Post Completion Relief, is available to any Target Group member (including by way of group relief from another company) to relieve or mitigate that Tax Liability; or

1.10         the liability has been satisfied (otherwise than by the Purchaser or any member of the Purchaser’s Group) at no cost to any Target Group member.

2.             The Vendor shall not be liable in respect of any breach of the Tax Warranties if, and to the extent that, the loss incurred is or has been included in any claim under the Tax Covenant which has been satisfied in full and in cleared funds nor shall the Vendor be liable in respect of a claim under the Tax Covenant if, and to the extent that, the amount claimed is or has been included in a claim for breach of the Tax Warranties which has been satisfied in full.

3.             DURATION AND EXTENT

The provisions of schedule 9 to the agreement shall apply in respect of any Tax Claim to the extent expressly provided therein.

4.             CONDUCT OF CLAIMS

4.1           If the Purchaser or any Target Group member become aware of any Claim for Tax which gives or may give rise to a Tax Claim, the Purchaser shall, or shall procure that a Target Group member shall, as soon as is reasonably practicable (and in any event, in the case of the receipt of a Claim for Tax consisting of any assessment or demand for Tax for which the time for response or appeal is limited, not less than five clear Business Days prior to the day on which the time for response or appeal expires) give written notice of the Claim for Tax to the Vendor.

4.2           If the Vendor in writing reasonably requires, the Purchaser shall, or shall procure that a Target Group member shall, supply the Vendor with such available and relevant details, documentation, correspondence and information and shall take such action as the Vendor may reasonably request in writing to negotiate, avoid, dispute, resist, compromise, defend or appeal against the Claim for Tax and any adjudication in respect of the Claim for Tax provided that the Vendor shall first indemnify and secure the relevant Target Group member and the Purchaser to the reasonable satisfaction of the Purchaser against all reasonable costs and expenses which may be incurred in relation to the same.

4.3           The Vendor shall have the right to have any action mentioned in paragraph 4.2 conducted by their nominated professional advisers provided that:

4.3.1        the appointment of such professional advisers shall be subject to the approval of the Purchaser (such approval not to be unreasonably withheld or delayed and shall be deemed to be given in the event that the Purchaser does not within 15 days of request give a fully reasoned, written response to a request for approval by the Vendor);

4.3.2        the Vendor shall procure that the Purchaser is kept fully informed of the progress of the relevant action and provided with copies of all relevant correspondence and documents sent by and to the Vendor and their professional advisers; and

4.3.3        the Vendor shall procure that any reasonable comments made by the Purchaser in relation to the relevant action are adopted by the Vendor and their professional advisers.

4.4           If the Vendor does not request the Purchaser or any Target Group member to take action pursuant to paragraph 4.2 of this schedule 3 part 4 or if the Vendor fails to indemnify the Purchaser or the Target Group member concerned as provided in that paragraph within fourteen days of the said written notice to the Vendor, the Purchaser or the relevant Target Group member shall be free to pay or settle the Claim for Tax on such terms as it may in its absolute discretion think fit.

4.5           If it is alleged by any Tax Authority in writing that any Vendor (at any time) or any Target Group member (prior to Completion) has committed any act or omission constituting fraudulent conduct relating to Tax paragraph 4.3 of this schedule 3 part 4 shall not apply and the Vendor shall cease to have any right under that paragraph.

4.6           The Purchaser shall not be obliged to take or procure the taking of the following action pursuant to paragraph 4.2 of this schedule 3 part 4:

4.6.1        agreeing to the settlement or compromise of any Claim for Tax or any proposal for the same which is likely to affect the amount involved or future liability to Tax of the Purchaser or any Target Group member unless the Vendor indemnifies and secures the Purchaser or the relevant Target Group member to the Purchaser’s reasonable satisfaction against any such future liability to Tax;

4.6.2        contesting any Claim for Tax before any court or other appellate body (excluding the General Commissioners of Inland Revenue, the Special Commissioners of Inland Revenue or the Value Added Tax Tribunal in the UK and any equivalent of any such body outside the UK) unless at the sole expense of the Vendor, the Vendor obtains the written opinion of Tax counsel of at least 10 years call after disclosure of all relevant information and documents having regard to all the circumstances that on the balance of probabilities the actions will succeed;

4.6.3        complying with any unreasonable instruction of the Vendor or to taking any action or procuring the taking of any action which it acting reasonably considers may be onerous or prejudicial to the Purchaser or to any Target Group member;

4.6.4        any action whatsoever requested by any agent or representative of the Vendor (other than the professional advisors appointed in accordance with paragraph 4.3 of this schedule 3 part 4) including, without limitation, any receiver, administrator or trustee in bankruptcy.

5.             DATE FOR PAYMENT

5.1           Where a Tax Claim involves the Purchaser or a Target Group member being under a liability to make a payment to any Tax Authority, the Vendor shall pay to the Purchaser in cleared funds the relevant amount on or before the later of the fifth Business Day after demand is made for the amount in question and the fifth Business Day before the date on which the amount in question is finally payable to the relevant Tax Authority without any interest, penalty, fine or surcharge arising in respect of it.  In the case of a Tax Claim involving the set-off of a Post Completion Relief, the later of ten Business Days following the service by the Purchaser of a written demand for the same or the date on which the Actual Tax Liability would have fallen due but for such setting off.

5.2           Where the Vendor is liable to make any payment under the Tax Covenant or under any other Tax Claim the date for the payment of which is not determined under paragraph 5.1 of this schedule 3 part 4, the Vendor shall pay to the Purchaser the amount in question on the fifth Business Day after demand is made for such amount to be paid.

5.3           Any sum not paid on a date determined under this schedule (“the due date”) shall bear interest (which shall accrue from day to day after, as well as before, any judgment for the same) at the rate of 2% per annum over the base rate of Barclays Bank PLC or, in the absence of such base rate, at such similar rate as the person entitled to the payment shall select from the due date up to and including the day of actual payment of such sum (or the next Business Day if the date of actual payment is not a Business Day) compounded quarterly.  Such interest shall be paid on demand.

6.             TAX AFFAIRS

6.1           The Vendor or its duly authorised agents or advisers shall, at the reasonable expense of a Target Group member prepare, submit and agree the corporation tax computations and returns of the relevant Target Group member (“Tax Computations”) for its accounting period(s) (within the meaning of section 12 of the Taxes Act) ended on or before 31 December 2004 (“Relevant Accounting Period(s)”).

6.2           The Vendor shall deliver to the Purchaser for comments any Tax Computations return document or correspondence and details of any information or proposal (“Relevant Information”) which it intends to submit to the Inland Revenue before submission to the Inland Revenue and subject to paragraph 6.3 shall take account of the reasonable comments of the Purchaser and make such amendments to the Relevant Information as the Purchaser may reasonably require in writing within 30 days of the date of delivery of the Relevant Information prior to its submission to the Inland Revenue.

6.3           The Vendor shall not, and shall procure that no other person shall, submit to the Inland Revenue any Relevant Information or agree any matter with the Inland Revenue where the Purchaser has notified the Vendor in writing within 30 days of the receipt of the Relevant Information or proposal for agreement that such Relevant Information or matter is not true, accurate and lawful in all respects.

6.4           The Vendor shall deliver to the Purchaser copies of any material correspondence sent to, or received from, the Inland Revenue relating to the Tax Computations and returns and shall keep the Purchaser informed of its actions under this paragraph.

6.5           Subject to paragraphs 6.2 to 6.4, the Purchaser shall or shall procure that:

6.5.1        each Target Group member properly authorises and signs the Tax Computations and makes and signs or otherwise enters into all such elections, surrenders and claims and withdraws or disclaims such elections, surrenders and claims and gives such notices and signs such other documents as the Vendor shall reasonably require in relation to the Relevant Accounting Period(s) provided that the Purchaser shall not be obliged to procure that any Target Group member makes any election, claim or surrender or provides any notice or withdraws or amends any election, claim, surrender or notice unless such making, provision, withdrawal or amendment was taken into account in the accounts for the period to which such action relates.

6.5.2        each Target Group member provides to the Vendor such information and assistance, including without limitation such access to its books, accounts and records which may reasonably be required to prepare, submit, negotiate and agree the Tax Computations.

6.5.3        any correspondence which relates to the Tax Computations shall, if received by the Purchaser or any Target Group member or their agents or advisers, be properly copied to the Vendor.

6.6           In respect of any matter which gives or may give the Purchaser a right to make a Tax Claim, the provisions of paragraph 4 with respect to appeals and the conduct of disputes shall apply instead of the provisions of this paragraph 6.

6.7           The Vendor shall use all reasonable endeavours to agree the Tax Computations as soon as reasonably practicable and shall deal with all such matters promptly and diligently and within applicable time limits.

7.             GROUP RELIEF

7.1           If the Vendor is liable to make any payment to the Purchaser under this schedule, and such liability arises in relation to a Tax Liability which is capable of being mitigated or eliminated by the surrender of group relief, the Vendor shall be entitled to or to procure the surrender of group relief to any Target Group member.  Such surrender shall be made for no consideration and shall discharge the relevant liability of the Vendor under this schedule.

7.2           If any Target Group member holds any Relief in respect of the period on or before Completion which is capable of being surrendered as group relief to the Vendor or any company nominated by the Vendor, the Vendor shall be entitled to request such surrender to be made for no consideration.

7.3           The Purchaser shall procure that all relevant claims, elections and surrenders and all other actions are taken as are required to effect the surrender and utilisation of the group relief referred to in this paragraph 7.

8.             VAT GROUP

8.1           The Vendor shall procure that the Representative Member shall as soon as reasonably practicable apply to the Commissioners of HM Customs and Excise to exclude any Target Group member from the VAT Group and the Vendor shall use its reasonable endeavours to ensure the exclusion of any Target Group member from the VAT Group as soon as reasonably practicable but in any event no later than the Completion Date.

8.2           The Purchaser undertakes to procure that each Target Group member:

8.2.1        provides to the Representative Member such documents, information and assistance as it may reasonably require in writing to enable it to comply with its obligations in the making of VAT returns and accounting for VAT to HM Customs & Excise in respect of supplies or acquisitions made by the Target

Group member for VAT purposes in the prescribed accounting period (as defined in section 25(1) of the VATA 1994) current at the Completion Date, and in the event that any Target Group member’s exclusion from the VAT Group takes effect after the end of that prescribed accounting period, in respect of supplies or acquisitions made by any Target Group member in the next and any subsequent prescribed accounting period (“Relevant PAPs”) in each case which are, for the purposes of section 43 of the VATA, treated as made by the Representative Member; and

8.2.2        pays to the Representative Member not less than two Business Days before the same is required to be paid to HM Customs and Excise an amount equal to any VAT for which the Representative Member has to account (or would have to account but for any input tax credit or repayment of VAT due from HM Customs & Excise in respect of actual supplies made to the members of the VAT Group other than any Target Group member) to HM Customs & Excise in respect of the Relevant PAPs and which results from supplies, deemed supplies, importations or acquisitions made by any Target Group member in the Relevant PAPs but treated as made by the Representative Member under section 43(1) of the VATA and in computing such amount of VAT, credit shall be given to any Target Group member for any input tax on supplies, deemed supplies made to, or importations or acquisitions made by any Target Group member in the Relevant PAPs to which it is entitled under the VATA.

8.3           The Vendor shall procure that the Representative Member will properly and promptly comply with its obligations to account to HM Customs & Excise for any amount in respect of VAT paid by any Target Group member pursuant to paragraph 8.2.2 and provide to the Purchaser as soon as possible copies of the relevant VAT returns and any relevant correspondence or document sent to or received from HM Customs & Excise in connection with any matter referred to in that paragraph.

8.4           The Vendor undertakes to procure the Representative Member to claim as soon as possible and to pay to a specified Target Group member an amount equal to any VAT which the Representative Member recovers (or would recover but for any payment due to HM Customs & Excise in respect of actual supplies made by the members of the VAT Group other than any Target Group member) from HM Customs & Excise in respect of Relevant PAPs and which results from supplies or deemed supplies made to, or importations or acquisitions made by any Target Group member in the Relevant PAPS but treated as made to the Representative Member under section 43(1) of the VATA.

9.            CORRESPONDING BENEFIT

9.1           If on or before the seventh anniversary of the Completion Date, a payment by the Vendor in respect of any Tax Liability under a Tax Claim or the matter giving rise to the Tax Liability in question results in any Target Group member or the Purchaser receiving or becoming entitled to any Relief which they utilise (including by way of repayment of Tax) (“Corresponding Relief”), then an amount equal to or the Tax saved by the Corresponding Relief at the date such Corresponding Relief is utilised (“Relevant Amount”), shall be dealt with in accordance with paragraph 9.2.

9.2           The Relevant Amount:

9.2.1        shall first be set off against any payment then due from the Vendor under a Tax Claim;

9.2.2        to the extent there is an excess of the Relevant Amount after any application of the same under paragraph 9.2.1, a refund shall be made to the Vendor of any previous payment or payments made by the Vendor under a Tax Claim and not previously refunded under this paragraph 9.2.2 up to the amount of such excess; and

9.2.3        to the extent that the excess referred to in paragraph 9.2.2 is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Vendor under a Tax Claim.

9.3           If the Purchaser or any Target Group member become aware of any circumstances which shall or may give rise to the application of paragraph 9.1, the Purchaser shall or shall procure that the relevant Target Group member shall as soon as reasonably practicable give written notice of the same to the Vendor.

9.4           The Vendor may at the Vendor’s expense require the auditors for the time being of the Target Group members to certify the existence and quantum of any Relevant Amount and the date on which the Corresponding Relief is utilised and, in the absence of manifest error, their decision shall be final and binding.

10.           THIRD PARTY CLAIMS

10.1         If any Target Group member or the Purchaser are before the seventh anniversary of the Completion Date entitled to recover from another person or a Tax Authority a sum in respect of any matter or Tax Liability to which a Tax Claim relates and which has been satisfied by the Vendor in cleared funds the Purchaser shall forthwith give written notice of the same to the Vendor and if the Vendor indemnifies the Purchaser or, as appropriate, the relevant Target Group member (to the Purchaser’s reasonable satisfaction) against the reasonable costs of the Purchaser or, as appropriate, the relevant Target Group member in connection with taking the following action, the Purchaser shall, or shall procure that the relevant Target Group member shall, take such action as is reasonably requested by the Vendor to enforce recovery against that person or Tax Authority.

10.2         In the event that the Purchaser or any Target Group member recovers any sum referred to in paragraph 10.1 (whether after taking any action at the request of the Vendor under that paragraph or otherwise), the Purchaser shall, as soon as reasonably practicable, account to the Vendor for the lesser of:

10.2.1      the sum recovered net of any Tax on the sum and the costs and expenses of recovering the same; and

10.2.2      any amount paid by the Vendor in respect of the matter giving rise to the relevant Tax Claim.

11.          MISCELLANEOUS

Any payment to the Purchaser or any Target Group member under any Tax Claim shall be deemed to be a reduction of the total consideration payable hereunder for the Shares.

12.          COVENANT BY THE PURCHASER

12.1         The Purchaser and each Target Group member jointly and severally covenant with the Vendor to pay to the Vendor an amount equal to any of the following:

12.1.1      any liability or increased liability to Tax of the Vendor or any member of the Vendor’s Group which arises as a result of or in connection with any reduction or disallowance of group relief that would otherwise have been available to the relevant member of the Vendor’s Group where and to the extent that such reduction or disallowance arises in connection with:

12.1.1.1     any total or partial withdrawal of group relief by any Target Group member after Completion where such group relief was surrendered or agreed to be surrendered on or before Completion in respect of an accounting period ended on or before Completion; or

12.1.1.2     any total or partial disclaimer of capital allowances by any Target Group member after Completion where such capital allowances were available to any Target Group member in respect of any accounting period ended on or before Completion;

12.1.2      any liability or increased liability to Tax of the Vendor or any member of the Vendor’s Group or any person connected with the Vendor arising under or by reference to section 767A or section 767AA of the Taxes Act, section 179, 190 or 191 of the TCGA or section 132 of the Finance Act 1988, paragraph 68 of schedule 29 to the Finance Act 2002, paragraph 8 of schedule 34 to the Finance Act 2002, paragraph 9 of schedule 35 to the FA 2002, or paragraphs 1 or 2 of schedule 39 to the Finance Act 2002 by virtue of the non-payment of Tax by any Target Group member save that this paragraph 12.1.2 shall not apply in respect of any Tax for which the Vendor is liable to make (but has not yet made) payment to the Purchaser under this schedule;

12.1.3      any liability or increased liability to Tax of the Vendor or any member of the Vendor’s Group arising in connection with any of the following events occurring or being deemed to occur at any time after Completion:

12.1.3.1     the disposal by any Target Group member of any asset or of any interest on or right over any asset;

12.1.3.2     the making by any Target Group member of any such payment or deemed payment as constitutes a chargeable payment for the purposes of section 214 of the Taxes Act;

12.1.3.3     any Target Group member ceasing to be resident in the United Kingdom for the purposes of any Tax; or

12.1.3.4     the effecting by any Target Group member of any such payment or transfer of assets as constitutes the receipt by another person of any abnormal amount by way of a dividend (as defined in section 709 of the Taxes Act);

12.1.4      the reasonable costs and expenses of the Vendor or any member of the Vendor’s Group in connection with any liability referred to or in taking any action under this paragraph.

12.2         For the purposes of this paragraph, any reference to a liability to Tax shall include any liability to make a payment of Tax which would have arisen but for the utilisation of any Relief.

12.3         Paragraphs 4 and 5 of this part 4 of this schedule shall apply to this paragraph 12

(with all necessary changes) as if: (a) (except in paragraph 4.3) references to the Vendor were references to the Purchaser and vice versa; and (b) references to any Target Group member in the definition of Claim for Tax were references to the Vendor or any member of the Vendor’s Group.

13.          PURCHASER UNDERTAKING

The Purchaser acknowledges that the Vendor expects that any liability to corporation tax on chargeable gains arising from the disposal of any Target Group member will be exempted from tax under the provisions of section 192A of the TCGA.  The Purchaser is not aware of any reason why any Target Group member would not meet the condition in paragraph 19 (1) (b) of schedule 7AC of the TCGA (the condition that any Target Group member be a “qualifying company” immediately after the time of the disposal).

SCHEDULE 4

Part 1

Signing

1.             The Vendor shall deliver to the Purchaser a copy of the minutes of a meeting of the directors of the Vendor authorising, inter alia, the execution by the Vendor of this agreement and the Disclosure Letter and the approval of all the agreed form documents.

2.             The Purchaser shall deliver to the Vendor a copy of the minutes of a meeting of the directors of the Purchaser authorising, inter alia, the execution by the Purchaser of this agreement and counter signature of the Disclosure Letter and the approval of all the agreed form documents.

3.             The Vendor and the Purchaser shall sign the US Escrow Letter and the Purchaser shall procure that Ergo Science Development Corporation and Ergo Research Corporation,  also sign the US Escrow Letter.

Part 2

Completion

4.             The Vendor shall produce evidence of the satisfaction of the Condition.

5.             The Vendor shall procure that at or before Completion, the Companies and the Subsidiaries are released from any guarantees, security interests and indemnities given by them in favour of the Vendor or any member of the Vendor’s Group.

6.             The Vendor shall deliver or procure to be delivered to the Purchaser:

6.1           duly executed transfers of the Shares in favour of the Purchaser or its nominee(s) together with duly executed powers of attorney or other authorities pursuant to which any transfers have been executed;

6.2           the relevant share certificates in respect of the Shares (or an express indemnity in a form reasonably satisfactory to the Purchaser in the event of any found to be missing);

6.3           the powers of attorney referred to in clause 15.2 executed on behalf of the Shareholders;

6.4           written resignations of Mark Simpson and Owen Davies as directors of and Hafeez Anjarwalla as the secretary of any of the Companies and the Subsidiaries of which they are respectively directors or the secretary, in each case in a form acceptable to the Purchaser (acting reasonably) and containing a waiver of all and any claims against the Company or Subsidiary in question;

6.5           if requested by the Purchaser no later than 14 days before the Completion Date the written resignation of the auditors of the Companies and the Subsidiaries;

6.6           all certificates of incorporation and certificates of incorporation on change of name for the Companies and the Subsidiaries;

6.7           the common seal and statutory books (including minute books) of the Companies and the Subsidiaries made up to the Completion Date;

6.8           share certificates in respect of all the issued shares of the Subsidiaries held by the Companies;

6.9           copies of all bank mandates given by any Target Group member and/or the Subsidiaries;

6.10         a duly executed deed or deeds of release from Barclays Bank plc in a form acceptable to the Purchaser (acting reasonably) evidencing the release and discharge of all guarantees and charges of the Companies and/or the Subsidiaries to such bank including any charges over the shares of the Companies and the Subsidiaries;

6.11         the title deeds and other documents of title to the Properties subject to part 2 of schedule 6;

6.12         the Deed of Indemnity, duly executed and delivered by the parties thereto immediately prior to Completion.

7.             The Vendor shall procure that meetings of the boards of directors of the Companies and the Subsidiaries are convened and held at which resolutions are duly passed, inter alia:

7.1           accepting the resignations referred to in paragraph 5.4 above;

7.2           appointing to the board of directors of each of the Companies and the Subsidiaries such persons as the Purchaser shall have notified to the Vendor in writing prior to Completion;

7.3           approving the transfers of the Shares (subject to stamping); and

7.4           altering the bank mandates referred to in paragraph 5.9 to reflect the resignations and appointments referred to above.

8.             The Purchaser shall:

8.1           pay to the Vendor’s Solicitors by transfer of funds the amount referred to in clause 5.2.1 in respect of the consideration payable at Completion in accordance with that clause and the Vendor’s Solicitors’ receipt shall be a sufficient discharge for such sums and the Purchaser shall not be concerned to see to the application thereof;

8.2           pay to the Retention Account by transfer of funds the amount referred to in clause 5.2.2 in accordance with that clause; and

8.3           procure the repayment by the Target Group of the Intercompany Balance. Such amount shall be paid to the Vendor’s Solicitors whose receipt shall be sufficient discharge for such sum and the Purchaser shall not be concerned to see to the application thereof.

9.             The Purchaser and the Vendor shall each execute and deliver to the Vendor’s Solicitors and the Purchaser’s Solicitors the Irrevocable Letter of Instruction.

10.           The Purchaser and Vendor shall give instructions to Voyageur Asset Management (MA) Inc to release it from its obligations under the US Escrow Letter.

SCHEDULE 5

Operation of the Companies pending Completion

The Vendor covenants with the Purchaser that, in the period from the date of this agreement to Completion, it shall procure that each of the Companies and the Subsidiaries shall (unless the Purchaser otherwise agrees in writing such agreement not to be unreasonably withheld or delayed and for these purposes the Purchaser hereby specifically agrees to the Vendor taking such actions or making such omissions as may be (i) required for it to comply with its obligations pursuant to schedule 14 or (ii) expressly permitted pursuant to schedule 14):

1.             not dispose of or agree to dispose of or acquire or agree to acquire any assets or stock (other than in the normal course of business consistent with past custom and practice and other than the Jordan House Property and the Anne Boleyn House Property and the assets located thereat) or assume or incur or agree to assume or incur a liability, (actual or contingent) except in the usual course of its business consistent with past custom and practice;

2.             not merge or amalgamate or agree to merge or amalgamate its business with any other company;

3.             not enter into any scheme or arrangement with creditors;

4.             not enter into any contract, transaction or arrangement with any member of the Vendor’s Group;

5.             not pass any shareholders’ resolution or alter the provisions of its memorandum or articles of association;

6.             not create, allot, issue, acquire, redeem or repay any share or loan capital or agree, arrange or undertake to do any of those things or acquire or agree to acquire shares or any other interest in any other company;

7.             not enter into or terminate or amend any Material Contract (other than agreements to replace the services provided by Wyvern);

8.             not engage in any transaction except on an arm’s-length basis in the ordinary course of business consistent with past custom and practice or engage in any business other than as currently being conducted;

9.             not increase or agree to increase the remuneration (including, without limitation, salary, bonuses, commissions, profits in kind and pension contributions) of any of its directors or employees or vary the terms of employment of or dismiss any employee (other than for gross misconduct justifying summary dismissal) or engage any new employee or agree to provide any gratuitous payment or benefit to any person;

10.           not amend or discontinue the Disclosed Schemes or communicate to any employee any plan, proposal or intention to amend, discontinue or exercise any discretion in relation to any such schemes;

11.           not alter or agree to alter the terms of any existing borrowing facilities or arrange additional borrowing facilities;

12.           not create or agree to create any Encumbrance over any of its assets or make any loans or enter into any guarantee for the obligations of any third party other than of the Vendor Group which are to be discharged in accordance with paragraph 5 of schedule 4;

13.           not grant any credit except normal trade credit given in the ordinary course of business consistent with past custom and practice;

14.           not declare, make or pay any dividend or other distribution or repay any financial indebtedness to any member of the Vendor’s Group;

15.           not change its accounting reference date or make any change to accounting procedures or principles by reference to which its accounts are drawn up (except as may be required by law or by any financial reporting standards, statements of standard accounting practice and generally accepted accounting principles and practice in the United Kingdom);

16.           not enter into any litigation or arbitration proceedings;

17.           except in the usual course of its business, not compromise, settle, release, discharge or compound litigation or arbitration proceedings or a liability, claim, action, demand or dispute, or waive a right in relation to litigation or arbitration proceedings;

18.           not cancel or fail to renew by the due date, or do or omit to anything which is reasonably likely to result in the vitiation or cancellation of, the insurance policies in force at the date of this agreement;

19.           not make capital commitments with an aggregate contract value of £150,000 or more;

20.           not reorganise or reduce its share capital or purchase of its own shares;

21.           not submit any corporation tax return or submit any claim or election for the purposes of any taxation, save where required by the 1985 Act, the 1989 Act, the Taxes Act or CAA 1990, CAA 2001 or Schedule 18 FA 1998, but in each case after consultation with, and taking into account any reasonable representations of, the Purchaser;

22.           not agree conditionally or otherwise, to do any of the above activities;

23.           procure that the business and assets of each of the Target Group members are operated in the ordinary and usual course so as to maintain the same as a going concern (including using all reasonable endeavours to (i) maintain in full force and effect any material permit, licence or authorisation which is reasonably required to conduct the business of the Target Group as currently being conducted, (ii) maintain working conditions and relationships with customers, suppliers and employees as presently maintained and (iii) manage the payment of its creditors in such a way that the relationship of the Target Group with such creditors will not be prejudiced in any material way);

24.           procure that the Purchaser is notified as soon as reasonably practicable of any written notice, demand, citation or other communication received by any Target Group member and/or the Vendor from any third party (including any governmental or tax authority), in each case which is material to the operation of such company;

25.           provide to the Purchaser management accounts for each of the Target Group members for each calendar month between the date hereof and Completion, prepared on a basis and in a form consistent with the preparation of the Management Accounts, as soon as reasonably possible after such accounts become available;

26.           procure that the registered holders of the Shares or the Companies (as the case may be) will not dispose of any interest in or otherwise grant an Encumbrance in respect of any of the Shares or the shares held by the Companies in the Subsidiaries;

27.           as soon as reasonably possible disclose in writing to the Purchaser any event or circumstance which becomes known to it which would be a breach of paragraph 23 above or a breach of any of the Warranties.  Any such disclosure shall not prejudice or otherwise affect the Purchaser’s rights and remedies hereunder with respect to any such breach; and

28.           at the Purchaser’s reasonable request, procure that representatives of the Purchaser (including its professional advisers) shall be allowed access to the Properties, the Specified Individuals and the books and records of each Target Group company; provided, however that any such access (i) shall be limited to no more than two representatives of the Purchaser at any one time; (ii) shall be during normal business hours and upon reasonable notice; and (iii) shall not interfere in any material respect with the normal operations of any Target Group member.

SCHEDULE 6

The Properties

Part 1

Details of the Properties

1.             Media House, Azalea Drive, Swanley, Kent BR8 8HY registered with freehold title number K782781. Registered proprietor is Nexus Media Communications Limited.

2.             Garage 11 Edwards Gardens, Swanley, Kent registered with leasehold title number K784987. Registered proprietor is Nexus Media Communications Limited.

3.             Carrington Business Park, Manchester Road, Carrington, Urmston M31 4YR. Licence held by Highbury House Communications plc

4.             122 High Street, Earl Shilton, Leicester. Licence held by Highbury Nexus Media Limited.

5.             Building 17, Dunsfold Park, Cranleigh, Surrey. Unregistered lease in favour of The International Wine and Spirit Competition Limited.

6.             Nehrkornweg 1, 38104, Branschweig, Germany.  Licence held by Highbury Columbus Travel Publishing Limited.

Part 2

Title Deeds and other documents of title to the Properties

The original deeds and documents for Media House cannot be found. The Purchaser shall be satisfied with a copy of such documents and shall not make any objection or requisition founded on the loss or non-production of such documents.

SCHEDULE 7

Disclosed Schemes

1.     The Highbury Columbus Travel Publishing Limited Personal Pension Plan;

2.     The International Wine and Spirit Competition Limited Personal Pension Scheme; and

3.     The Nexus Group Pension Scheme.

SCHEDULE 8

Working Capital Statements

1.             For the purposes of this agreement:

1.1           “Working Capital” at any date means Current Assets at such date less Current Liabilities at such date;

1.2           “Current Assets” means all amounts owed to any Target Group member that fall due for payment within twelve months after the Completion Date excluding any inter-company debt but including prepayments and accrued income (and for the avoidance of doubt Current Assets will not include cash or cash equivalents);

1.3           “Current Liabilities” means all amounts owed by any Target Group member that fall due for payment within twelve months after the Completion Date plus all accruals and deferred income over twelve months but excluding tax, all inter-company debt and Borrowings;

Provided that no amount shall be taken into account either as a contingent liability or asset in respect of the insurance claim and adjustment relating to the SARS Exhibition referred to in the Disclosure Letter.

2.             Within 45 Business Days after Completion, the Purchaser shall prepare and deliver to the Vendor a draft completion statement for the combined Target Group as at the Completion Date (the “Draft Completion Statement”), setting out the Events Working Capital and the Publishing Working Capital as at the close of business on the Completion Date.  The Vendor will give all reasonable assistance in the preparation of the Draft Completion Statement.

3.             The Draft Completion Statement shall be prepared (i) in accordance with principles and practices generally accepted in the United Kingdom and (ii) (subject to (i) above which shall in any event prevail) using the same accounting principles, policies and practices used in the Accounts, and in accordance with the law and applicable standards.  If trade creditors cannot be reasonably identified as pertaining either to the Events Business or the Publishing Business they shall be allocated in the proportions of 28.5% to the Events Business and 71.5% to the Publishing Business.

4.             If the Vendor has any objections to the Draft Completion Statement, it shall deliver a statement describing such objections to the Purchaser within 20 Business Days after the date of receipt by the Vendor of the Draft Completion Statement.  If the Vendor does not object to the Draft Completion Statement within such period, the Draft Completion Statement shall become the Final Completion Statement and shall be conclusive and binding on the parties in the absence of fraud or manifest error.  The parties shall use their reasonable endeavours to resolve any objections raised by the Vendor.  If the parties do not obtain a final resolution within 20 Business Days after the Purchaser has received the statement of objections, then either party may refer the dispute to the Independent Accountant for determination.  The Independent Accountant shall provide its written determination as soon as reasonably practicable but in any event within 30 Business Days after its appointment (or such other period of time as the Independent Accountant and the parties may agree), which determination will be conclusive and binding on the parties in the absence of fraud or manifest error.  The costs and expenses of the Independent Accountant shall be borne 50% by the Vendor and 50% by the Purchaser.  The parties will revise the Draft Completion

Statement as appropriate to reflect the resolution of any objections thereto pursuant to this paragraph 4.

SCHEDULE 9

Limitations on the Vendor’s liability

1.             ACKNOWLEDGEMENT

The Purchaser confirms that, save to the extent expressly stated otherwise in this agreement, the provisions of this schedule shall apply despite (and prevail over) any other provision of this agreement (including the Tax Covenant) and are in addition to and without prejudice to the Purchaser’s general legal obligation to mitigate any loss or damage it may suffer.

2.             DISCLOSURE

The Purchaser shall not be entitled to make a Warranty Claim if and to the extent that the facts or information upon which it is based are Fairly Disclosed in the Disclosure Letter.

3.             DURATION AND EXTENT

3.1           The aggregate liability of the Vendor in respect of all Claims shall not exceed the sum of the Final Consideration and the Intercompany Balance.

3.2           No amount shall be payable by the Vendor in respect of any Claim (other than any Specified Claim);

3.2.1        unless the amount of the liability in respect of each such Claim (or series of related Claims) exceeds £10,000 (“de minimis”); and

3.2.2        unless and until the aggregate cumulative liability of the Vendor in respect of all such Claims exceeds £250,000 and in such circumstances it shall be liable for the full amount of all Claims (excluding all Claims for which the Vendor has no liability by reason of paragraph 3.2.1).

3.3           The Vendor shall not be liable for any Share Warranty Claim unless the Vendor is given a Claim Notice by the Purchaser prior to the date falling 18 months after the Completion Date (provided, however that there shall be no time limit in relation to any Claim under clause 2 or any of paragraphs 1.1 and 1.3 of schedule 2 part 1) and unless legal proceedings shall have been served in respect of any such Claim within nine months of the Vendor being notified of any such Claim by the Purchaser.

3.4           The Vendor shall not be liable for any Tax Claim unless the Vendor is given a Claim Notice by the Purchaser prior to the seventh anniversary of the Completion Date and unless legal proceedings shall have been served in respect of any such Tax Claim within nine months of the Vendor being notified of any such Tax Claim.

4.             LIMITATIONS

The Vendor shall not be liable under any of the Warranties or any other provision of this agreement (excluding the Tax Covenant and the Tax Warranties):

4.1           to the extent that provision, reserve or allowance has been made in the Final Completion Statement in respect thereof or to the extent that payment or discharge thereof has been taken into account therein; or

4.2           to the extent that such liability arises or is increased as a result of any change or changes in legislation (primary or delegated) including without limitation any increase in rates of taxation or the introduction of any changes or new form of taxation or in the practice of the Inland Revenue or HM Customs & Excise or any other relevant authority (in the United Kingdom or elsewhere) occurring after the date of this agreement whether or not with retrospective effect; or

4.3           to the extent that such liability occurs or arises as a result of any voluntary act, transaction or omission of the Companies or the Subsidiaries or the Purchaser or their respective directors, employees or agents after Completion which the Purchaser or as appropriate, the Target Group member knew or ought reasonably to have known would give rise to the liability in question, other than any voluntary act, transaction or omission in the ordinary course of business or under a legally binding obligation entered into or which arose on or before Completion; or

4.4           to the extent that any Claim by the Purchaser or the subject matter thereof has been or is made good or is otherwise compensated for (otherwise than by the Purchaser or any member of the Purchaser’s Group), at no cost to the Purchaser’s Group; or

4.5           notwithstanding paragraph 6.4 to the extent that the matter to which it relates is recovered by the Companies or the Subsidiaries from insurers and the Purchaser agrees (and agrees to procure that the Companies and the Subsidiaries will) use all reasonable endeavours to recover from their respective insurers in respect of any matters giving rise to a claim; or

4.6           to the extent that such liability occurs or arises wholly or partly out of or as a result of any act, transaction or omission whatsoever authorised by or carried out at and in accordance with the written request of the Purchaser or any member of the Purchaser’s Group (and for these purposes the Purchaser hereby authorises and requests the Vendor to carry out its obligations pursuant to schedule 14); or

4.7           to the extent that such liability occurs or arises as a result of any voluntary act or transaction of the Purchaser or its directors or employees before Completion which the Purchaser or as appropriate, its directors or employees knew or ought reasonably to have known would give rise to the liability in question other than any act or transaction which is carried out at the request of or with the consent of the Vendor.

5.             THIRD PARTY CLAIMS

5.1           Where the Purchaser and/or the Companies and/or the Subsidiaries is/are at any time entitled to recover from some other person (including any Tax Authority or insurers) any sum in respect of any matter which might give rise to a Claim, then without prejudice to the Purchaser’s rights against the Vendor, the Purchaser shall and shall procure that the Companies and/or the Subsidiaries shall subject to the Purchaser (or the Companies and/or the Subsidiaries, as applicable) being indemnified by the Vendor (on terms reasonably satisfactory to the Purchaser) for all associated costs and expenses properly incurred (including legal fees) at the written request of the Vendor take all such steps as the Vendor may reasonably require to enforce such recovery prior to taking any action against the Vendor (other than notifying the Vendor of the Claim) and in the event that the Purchaser or the Companies and/or the Subsidiaries shall recover any amount from such other person which is attributable or referable to the matter forming the subject matter of the Claim, the amount of the Claim against the Vendor shall be reduced by the amount recovered (including any repayment supplement), less all costs, charges and expenses properly incurred by the Purchaser or the Companies and/or the Subsidiaries in recovering that sum from such other person.

5.2           If the Vendor pays at any time to the Purchaser or to the Companies and/or the Subsidiaries an amount pursuant to a Claim and the Purchaser or the Companies and/or the Subsidiaries subsequently become entitled to recover from some other person any sum which is attributable or referable to the matter forming the subject matter of the Claim the Purchaser shall and shall procure that the Companies and/or the Subsidiaries shall subject to the Purchaser (or the Companies and/or the Subsidiaries) being indemnified by the Vendor (on terms reasonably satisfactory to the Purchaser) for all associated costs and expenses properly incurred (including legal fees), at the written request of the Vendor take all steps reasonably requested by the Vendor to enforce such recovery and shall forthwith repay to the Vendor so much of the amount paid by it to the Purchaser or the Companies and/or the Subsidiaries which is attributable or referable to the matter forming the subject matter of the Claim as does not exceed the sum recovered from such other person less all costs, charges and expenses reasonably and properly incurred (including legal fees) by the Purchaser or the Companies and/or the Subsidiaries in recovering that sum from such other person; provided however that the Purchaser shall only be required to repay such amount to the Vendor to the extent that, following such repayment, the aggregate amount recovered by the Purchaser from any person, less the amount repaid to the Vendor, is equal to the Losses incurred by the Purchaser in relation to the Claim to which the payments relate.

6.             CONDUCT OF CLAIMS

6.1           If the Purchaser or the Companies and/or the Subsidiaries become aware of any matter which might give rise to a Claim (other than a Tax Claim) (“Third Party Claim”):

6.1.1        the Purchaser shall as soon as is reasonably practicable give written notice to the Vendor of the Third Party Claim with such details as are reasonably available at that time and shall consult with the Vendor with respect to such matter;

6.1.2        the Purchaser shall (and shall procure that the Companies and/or the Subsidiaries concerned shall) subject to paragraph 6.2 of this schedule provide to the Vendor and its advisers reasonable access during normal working hours to premises and personnel and to relevant assets, documents and records within the Purchaser’s Group for the purposes of investigating the matter and enabling the Vendor to consider what action it should request be taken in accordance with paragraph 6.1.4 of this schedule;

6.1.3        the Vendor (at its cost) may take copies of the documents or records, and photograph the premises or assets, referred to in paragraph 6.1.2;

6.1.4        the Purchaser shall (and shall procure that the Companies and/or the Subsidiaries concerned shall) subject to paragraph 6.2 of this schedule take such action and give such information and assistance in connection with the affairs of the Purchaser or the Companies and/or the Subsidiaries as the Vendor may reasonably request in writing to negotiate, avoid, dispute, resist, mitigate, compromise, defend or appeal against any Third Party Claim and any adjudication with respect thereto which shall include (without limitation)

the Companies and/or the Subsidiaries applying to postpone (so far as legally possible) the payment of any taxation.

6.2           The Vendor shall indemnify the Purchaser and the Companies and/or the Subsidiaries to their reasonable satisfaction against all losses, damages and expenses properly incurred and reimburse to the Purchaser and the Companies and/or the Subsidiaries and all out-of-pocket expenses properly incurred by them in complying with their obligations under this paragraph 6.

6.3           The conduct of any proceedings of whatsoever nature arising in connection with any Third Party Claim shall, if the Vendor requests, be delegated entirely to the Vendor and in that connection the Purchaser shall give or cause to be given to the Vendor all such assistance as the Vendor may reasonably require in disputing any such Third Party Claim and shall instruct such solicitors or professional advisers as the Vendor may nominate to act on behalf of the Vendor, the Purchaser or the Companies and/or the Subsidiaries but in accordance with the Vendor’s instructions; provided however that (i) the Vendor will not consent to the entry of any judgement or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Purchaser (not to be unreasonably withheld or delayed) unless the judgement or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief on the Purchaser or any Target Group member, and (ii) the Vendor shall take into account all reasonable instructions given by the Purchaser with a view to avoiding any material adverse effect on any Target Group member, its business or the goodwill attaching thereto.

6.4           Unless and until the Vendor assumes the defence of the Third Party Claim as provided in the preceding paragraph, the Purchaser and/or any Target Group member may defend the Third Party Claim in any manner they may deem appropriate (but shall take into account all reasonable instructions given by the Vendor)provided that the Purchaser shall not, and shall ensure that no member of the Purchaser’s Group will, admit liability in respect of, or compromise or settle, the Third Party Claim without the prior written consent of the Vendor (such consent not to be unreasonably withheld or delayed).

6.5           The parties agree that any failure on the part of the Purchaser to comply with its obligations under this paragraph 6 will not affect (and shall not be a condition precedent to) the liability of the Seller hereunder.

7.             MISCELLANEOUS

7.1           Any payment to the Purchaser under the Warranties or under the Tax Covenant by the Vendor shall be deemed to be a reduction of the total consideration payable hereunder for the Shares.

7.2           If in respect of any one matter a Claim may be made under the Warranties and under the Tax Covenant then to the extent that the Claim is satisfied under the Warranties, an amount payable under the Tax Covenant in respect of the same matter is reduced accordingly and vice versa.

7.3           Payment of any Claim shall pro tanto satisfy and discharge any other Claim which is capable of being made in respect of the same loss, and the Purchaser shall not be able to recover more than once in respect of the same loss.

7.4           The Purchaser will use all reasonable endeavours to, and shall ensure that each Target Group member will use all reasonable endeavours to, preserve all documents, records, correspondence, accounts and other information whatsoever relevant to a matter which may give rise to a Claim.

7.5           The Vendor shall not be liable under any of the Warranties to the extent the Purchaser had at any time prior to the date of this agreement actual knowledge of the facts, matter or circumstance which gave rise to a Claim under the Warranties and the Purchaser was actually aware that such facts, matter or circumstance would give rise to a liability on the party of the Vendor under the Warranties.  For this purpose the Purchaser shall be deemed only to have knowledge of anything of which the directors of the Purchaser are actually aware

SCHEDULE 10

Registered Business Intellectual Property

Part 1

Trade Marks

Trade Mark	No	Country	Registered proprietor	Renewal date	Classes

CHECKOUT	2004214	UK	Highbury Business Communications Limited	01/12/2014	16

CHECKOUT FRESH	2136763	UK	Highbury Business Communications Limited	24/06/2007	16

ELECTRICAL TIMES	2070957	UK	Highbury Business Communications Limited	10/05/2006	16

ELECTRICAL REVIEW	687197	UK	Highbury Business Communications Limited	10/03/2009	16

ELECTRONICS WORLD	2070942	UK	Highbury Business Communications Limited	10/05/2006	16

INDEPENDENT GROCER	2003866	UK	Highbury Business Communications Limited	01/12/2014	16

WHAT TO BUY FOR BUSINESS	1462293	UK	Highbury Business Communications Limited	24/04/2008	16

THE MOTOR SHIP	2071013	UK	Highbury Business Communications Limited	10/05/2006	16

INDEPENDENT RETAIL NEWS	2121822	UK	Highbury Business Communications Limited	27/01/2007	16; 35

SUPERMARKETING	1380236	UK	Highbury Business Communications Limited	07/04/2006	16

PHONE MILES	2006603	UK	Highbury Columbus Travel Publishing Limited (formerly Columbus Publishing Limited)	04/01/2005	9; 16; 35

WORLD TRAVEL GUIDE	2146244	UK	Highbury Columbus Travel Publishing Limited (formerly Columbus Publishing Limited)	24/09/2007	9; 16; 42

MOTOR TRADER	687191	UK	Assignment from Reed Business Information to Highbury Business	10/03/2009	16

Trade Mark	No	Country	Registered proprietor	Renewal date	Classes

			Communications Limited has been filed with the Trade Marks Registry

WORLD TRAVEL GUIDE	2723132	US	Highbury Columbus Travel Publishing Limited (formerly Columbus Publishing Limited)	10/06/2013	9; 16; 39

Part 2

Domain Names

Domain	Registered to	Expiry Date
actionweek.co.uk	Higbury (sic)Business Comms	11/10/2006
aemagazine.com	Higbury (sic) Business Comms	01/05/2009
broadbandeurope.co.uk	Highbury Business	17/03/2006
broadbandeurope.org	Highbury Business	18/03/2005
cabling-world.co.uk	Nexus Media - (to lapse and so will not be transferred)	24/04/2005
ceeconference.com	Highbury Business Comms	15/09/2006
checkoutbluesky.com	Highbury Business Communications Limited	24/10/2005
checkoutfresh.co.uk	Highbury Business Communications Limited	20/06/2006
checkoutfresh.com	Highbury Business Communications Limited	21/04/2006
checkoutjobs.co.uk	Highbury Business	12/11/2006
cibawards.com	Highbury-Nexus Limited	25/11/2005
checkoutmagazine.co.uk	Highbury Business Communications Limited	24/10/2006
checkout-trends.com	Highbury Business Communications Limited	24/10/2005
columbus-group.co.uk	columbus Holdings Ltd - (to lapse and so will not be transferred)	01/07/2005
columbusguides.co.uk	Columbus Holdings Limited (to be transferred to Highbury Columbus Travel Publishing Limited - Form sent to Nominet)	31/05/2006
columbusguides.com	Columbus Publishing Limited	15/05/2009
columbusguides.net	Columbus Publishing Limited	15/05/2006
columbusonlinetravelinformation.co.uk	Highbury Business Comms	07/04/2006

Domain	Registered to	Expiry Date
columbusonlinetravelinformation.com	Highbury Business Comms	08/04/2006
columbusonlinetravelinformation.net	Highbury Business Comms	08/04/2006
columbuspublishing.com	Highbury Columbus Travel Publishing Limited	14/08/2005
columbustravelguide.com	Columbus Publishing Limited	15/05/2006
columbustravelguide.net	Columbus Publishing Limited	15/05/2006
columbustravelguides.com	Columbus Publishing Limited	15/05/2006
columbustravelguides.net	Columbus Publishing Limited	15/05/2006
columbustravelpublishing.com	Highbury Columbus Travel Publishing Limited	20/08/2005
commsmoves.net	To lapse and so will not be transferred	11/01/2005
communications-news.co.uk	Nexus Media Limited	24/04/2005
communications-news.com	Nexus Media Limited	24/04/2005
convenienceawards.co.uk	Highbury Business Comms	29/10/2006
convenienceawards.com	Highbury Business Comms	29/10/2006
cumulusbusinessmedia.co.uk	Cumulus Ltd - (to lapse and so will not be transferred)	04/04/2005
cumulusmedia.co.uk	Cumulus Business Media	18/04/2005
dasreiseportal.com	Columbus Publishing Limited	13/02/2005
dasreiseportal.de	Columbus Travel Publishing (De)	Not known
defencepa.com	Nexus Media Ltd	18/02/2006
derreisefuehrer.com	Highbury Columbus Travel Publishing Limited	14/07/2005
derreisefuehrer.net	Highbury Columbus Travel Publishing Limited	14/08/2005
ecocexhibition.com	Highbury-Nexus Limited	16/08/2005

Domain	Registered to	Expiry Date
ecocexhibition2004.com	Highbury-Nexus Limited	28/05/2005
ecocexhibition2005.com	Highbury-Nexus Limited	20/04/2005
electricalguide.com	Highbury Business Communications Ltd	24/02/2005
electrical-info.com	Highbury Business Comms	23/01/2009
electricalreview.co.uk	Highbury Business Communications Limited	25/03/2005
electricaltimes.co.uk	Highbury Business Communications Limited	25/03/2005
electricaltimes.com	Highbury Business Comms	12/04/2009
electricalwholesalingtimes.co.uk	Highbury Business Comms	01/09/2006
electricalwholesalingtimes.com	Highbury Business Comms	01/09/2006
electronicsworld.co.uk	Highbury Business Communications Limited	31/03/2005
engineeringdistributor.com	Expired - not being renewed	08/12/2004
epnmagazine.com	Highbury Business Comms	01/05/2009
eurocomms.co.uk	Highbury House Communications Plc (to be transferred to Highbury Business Limited - Form sent to Nominet)	11/01/2005
exhibitormanual.info	Nexus Media Limited	11/01/2007
fishermansmanual.net	Highbury Business	01.11/2005
gocoti.co.uk	Highbury Business Comms	07/04/2006
gocoti.com	Highbury Business Comms	08/04/2006
gocoti.net	Highbury Business Comms	08/04/2006
grower.co.uk	Nexus Media Ltd	30/07/2006
groweroftheyear.co.uk	Nexus Media Ltd	21/12/2005
groweroftheyear.com	Highbury-Nexus Limited	21/12/2005

Domain	Registered to	Expiry Date
guiamundialdeaeropuertos.com	Columbus Publishing Limited	26/02/2005
guiamundialdeviajes.com	Columbus Publishing Limited	28/07/2006
guidemondialdesaeroports.com	Columbus Publishing Limited	26/02/2005
guidemondialdevoyage.com	Columbus Publishing Limited	26/02/2005
handsonpower.co.uk	Highbury Business Comms	28/09/2006
handsonpower.com	Highbury Business Comms	24/09/2006
harpers-wine.com	Nexus Media Limited	12/11/2005
hhcmailer.com	Highbury House Communications PLC (not to be transferred)	17/01/2005
hhctest.com	Highbury House Communications PLC (not to be transferred)	01/05/2005
highbury.biz	Highbury Business Comms	08/02/2011
highburybiz.co.uk	Higbury (sic) Business Comms	08/02/2006
highburybiz.com	Higbury (sic) Business Comms	08/02/2011
highburybizcomm.co.uk	Higbury (sic) Business Communications	08/02/2006
highburybusiness.co.uk	Higbury (sic) Business Comms	08/02/2006
highburybusiness.com	Higbury (sic) Business Comms	08/02/2011
highburybusinesscommunications.co.uk	Highbury Business Communications	08/02/2006
highburybusinesscommunications.com	Highbury Business Communications	08/02/2011
highburynexus.co.uk	Highbury House Communications PLC - (to lapse and will not be transferred)	27/03/2005
horticultureinfocus.com	Highbury Business	24/09/2005
hortinfocus.com	Highbury Business	24/09/2005
hoteldesignevent.com	Highbury-Nexus Limited	27/02/2005

Domain	Registered to	Expiry Date
hotelsdesign.co.uk	Highbury House Communications Plc - (to lapse and will not be transferred)	07/02/2005
hotelspeconline.com	Highbury-Nexus Limited	02/04/2005
ienmagazine.co.uk	Highbury House Communications Plc (to be transferred to Highbury-Nexus Limited - Form sent to Nominet)	20/11/2004
internationalbusinessawards.co.uk	Highbury House Communications Plc (to be transferred to Highbury-Nexus - form sent to Nominet)	16/04/2005
ipgmagazine.com	Highbury Business Comms	01/05/2011
irntalkingshop.co.uk	Highbury Business Communications Limited	04/04/2006
irn-talkingshop.co.uk	Highbury Business Communications Limited	04/04/2006
irn-talkingshop.com	Highbury Business Communications Limited	04/04/2006
labupdate.co.uk	Highbury House Communications Plc (to be transferred to Highbury-Nexus Limited - Form sent to Nominet)	20/11/2004
meemagazine.com	Highbury Business Comms	01/05/2009
mhn.co.uk	Nexus Media Limited	01/11/2005
mobile-euro.co.uk	Nexus Media Limited	03/05/2005
motorship.co.uk	Interactive Media Unit (to be transferred to Highbury Business Communications Limited - Negotiating with Nominet)	26/03/2006
motor-ship.co.uk	Highbury Business Communications Limited	21/07/2006
motorship.com	Highbury Business Communications Limited	25/03/2009
motorship.net	Cumulus Business Media	28/05/2005
motortrader.co.uk	Netica Plc (to be transferred to Highbury Business Communications Limited - Negotiating with Nominet)	24/03/2006
motortrader.com	Highbury Business Communications	19/09/2005

Domain	Registered to	Expiry Date
motortrader.net	Cumulus Business Media	20/05/2005
nexusmedia.co.uk	Nexus Information Technology (to lapse and so will not be transferred)	Not known
nexus-media.co.uk	Nexus Media Limited	14/02/2005
nexusmedia.com	Websurfer Ltd (to be transferred to Nexus Media Communications Ltd - Request made to Stuart Ward)	22/10/2005
nexusonline.co.uk	Nexus Media Ltd	23/10/2005
nexusonline.com	Nexus Media Ltd	22/10/2005
nurseryman.co.uk	Highbury Nexus Media Limited (to be transferred to Highbury Media Ltd - form sent to Nominet)	02/12/2005
nurseryman-and-gardencentre-awards.co.uk	Nexus Media Limited (to lapse and so will not be transferred)	21/12/2005
officeproductsdealer.co.uk	Nexus Media Limited	13/03/2006
panelbuilding.co.uk	Highbury Business Communications Limited	29/09/2005
panelbuilding.net	Highbury Business Comms	30/09/2005
powerandenergy.co.uk	Nexus Media Limited	07/05/2005
qfdawards.co.uk	Highbury Business Comms	16/05/2006
qfdawards.com	Highbury Business Comms	17/05/2009
qtbuyersguide.co.uk	Highbury Nexus Media Limited	10/08/2005
qualitytoday.co.uk	Nexus Medial (sic) Ltd	11/04/2006
retailawards.co.uk	Highbury Business Comms	16/05/2006
shopspeconline.com	Highbury-Nexus Limited	02/04/2005
specialistschoolsreview.co.uk	Highbury Business Comms	10/01/2007
specialistschoolsreview.com	Highbury Business Comms	10/01/2007

Domain	Registered to	Expiry Date
televisionmagazine.co.uk	Highbury Business Comms	18/11/2005
televisionmagazine.net	Highbury Business Comms.	18/11/2009
the-hygienist.co.uk	Nexus Business Communication	15/10/2006
themotorship.co.uk	Higbury (sic) Business Comms	22/04/2005
themotorship.com	Highbury Business Communications Limited	07/03/2010
themotorship.net	Highbury Business Comms.	23/04/2005
the-probe.co.uk	Nexus Business Communication	15/10/2005
travel-guide.com	Columbus Publishing Limited	31/08/2008
travel-guides.com	Columbus Press Limited	31/07/2009
udt-asia.com	Highbury-Nexus Limited	18/06/2005
udt-europe.com	Highbury-Nexus Limited	18/06/2005
udt-hawaii.com	Highbury-Nexus Limited	18/06/2005
udtnet.com	Highbury-Nexus Limited	21/09/2005
weldexpo.com	Nexus Media Communications plc	15/03/2005
whattobuy.net	Cumulus Business Media	22/05/2005
whattobuyforbusiness.co.uk	Highbury Business Communications Ltd	18/05/2005
whattobuyforbusiness.com	Highbury Business Communications Ltd	21/09/2006
whenyouarethere.com	Highbury Columbus Travel Publishing Limited	08/12/2007
whenyouarethere.net	Highbury Columbus Travel Publishing Limited	08/12/2007
whenyourethere.com	Highbury Columbus Travel Publishing Limited	08/12/2007
whenyouarethere.co.uk	Columbus Publishing Limited	12/08/2006

Domain	Registered to	Expiry Date
worldcatchmap.net	Highbury Business Limited	01/11/2005
whenyourethere.net	Highbury Columbus Travel Publishing Limited	08/12/2007
whenyourthere.com	Columbus Travel Publishing - (domain no longer required)	28/07/2007
whenyourthere.net	Columbus Travel Publishing	28/07/2007
worldairportguide.com	Highbury Columbus Travel Publishing Limited	15/03/2009
worldairportguide.net	Columbus Publishing Limited	10/07/2005
worldairportguide.org	Highbury Columbus Travel Publishing Limited	10/07/2005
worldcruiseguide.com	Highbury Columbus Travel Publishing Limited	12/05/2005
worldeventsguide.com	Columbus Publishing Limited	12/04/2005
worldfish.co.uk	Highbury Nexus Media Limited	30/12/2005
worldfish.com	Highbury-Nexus Limited	30/11/2005
worldfishing.net	Nexus Media Limited	13/12/2005

worldimageguide.com	Highbury Columbus Travel Publishing Limited	27/04/2006

worldimageguide.net	Highbury Columbus Travel Publishing Limited	27/04/2006
worldofdefence.co.uk	Highbury House Communications Plc (to be transferred to Highbury Columbus Travel Publishing Limited)	04/04/2005
worldofdefence.com	Highbury-Nexus Limited	04/04/2005
worldofstudy.co.uk	Nexus Media Limited	13/02/2005
worldofstudy.com	Nexus Media Limited	14/02/2005

Domain	Registered to	Expiry Date
worldtravelguide.co.uk	Columbus Publishing Limited	30/11/2005
worldtravelguide.net	Columbus Publishing Limited	30/11/2009
wtgonline.com	Columbus Press Limited	10/04/2005
fishermansmanual.net	Highbury Business	01/11/2005
worldcatchmap.net	Highbury Business	01/11/2005
checkoutjobs.co.uk	Highbury Business	11/11/2006
cibawards.com	Highbury Business	25/11/2005

SCHEDULE 11

Magazine Titles

Defence Procurement Analysis

Underwater Defence Technology (UDT) Forum

Asian Electricity

Electrical Review

Electrical Times

European Power News

International Power Generation

Middle Eastern Electricity

Motor Trader

The Motor Ship

Grower

Nurseryman & Garden Centre*

Turf & Amenity Management*

World Fishing Magazine

Engineering Distributor*

European Quality Today*

Industrial Equipment News

Laboratory Update

Materials Handling News

Quality Today

Cabling World*

Communication News

European Communications

International Optical Communications

Mobile Europe

Education Resources & Management (to be named Specialist Schools Review from February 2005)

Education Yearbooks*

Export Times

Hotel Spec

Office Products Dealer

The Hygienist

The Probe

First Magazine

The Queen’s Award Magazine

Checkout

Harpers The Wine & Spirit Weekly

Independent Retail News

Shopspec

What To Buy For Business

American Society of Travel Agents (ASTA) Directory

Membership Directory

World Travel Atlas

World Travel Guide

World Travel Market Catalogue*

Directory for the National Association of Shopfitters

Television World

Electronics World

Tourist Attractions of the World

Travel Planning Workbook

World Travel Directory

World Airport Guide

ASTA Magazine

World Fishing Magazine

* Titles previously published

SCHEDULE 12

Exhibitions

European Conference & Exhibition on Optical Communication (ECOC)

Liquid Europe*

UDT Europe

UDT Pacific

Motor Trader Industry Awards

Fruit Focus

Grower of the Year Awards

Icelandic Fisheries Exhibition

Midland Regional Growers Exhibition*

Northern Regional Growers *

Nurseryman & Garden Centre Awards

South West Regional Growers

Vegetable & Salads Focus*

World Fishing Exhibition

Weldex

BOSS Industry Awards

Distance & Open Learning Fairs*

European Hotel Design Awards

Postgraduate/MBA Fairs*

Probe Dental Awards

Trade Partners UK International Business Awards

The International Wine & Spirit Competition

Horticulture in Focus Conference

Re-fresh Conference and Awards Evening

Seafood Awards

The Retail Industry Awards

Excellence Awards in Independent Retailing

Convenience Retail Awards

Quality Food and Drinks Awards

Europe Power Conference and Exhibition

Domestic Combined Heating and Power Conference

Motorship Propulsion Conference

Education Resource Awards

Broadband Show

The Training and Simulation Exhibition Conference

* Previously organised

SCHEDULE 13

[Intentionally deleted]

SCHEDULE 14

Transitional Arrangements

Transition Team

1.                                       Within 5 Business Days after the execution of this agreement, each of the Vendor and the Purchaser will nominate one representative to form a transition team who will during the period between the date of this agreement and Completion (“Transition Period”) co-ordinate, identify and execute all activities reasonably required to enable the continued operation of the Business by the Target Group after Completion in substantially the same manner as conducted prior to the date hereof. Within 15 Business Days after the date of this agreement, the parties shall prepare a detailed listing of such transition activities.  The Vendor shall allow the Purchaser reasonable access (amounting to one and a half days per week) to Owen Davies and in addition to such other finance personnel of the Vendor as are reasonably necessary to assist the Business during the Transition Period and for two months thereafter.

2.                                       The Vendor shall use all reasonable endeavours to assist the Purchaser during the Transition Period (including the provision of such in-house legal and administrative resources as may be reasonably necessary) with a view to ensuring that the Target Group is able to operate the Business as a stand-alone business following Completion in substantially the same manner as conducted prior to the date hereof.  Without prejudice to the foregoing, the Vendor and the Purchaser shall comply with the following provisions of this schedule.

Accounting Systems

3.                                       The Vendor shall use all reasonable endeavours during the Transition Period to assist the Purchaser to create and establish a stand-alone accounting system for use by the Target Group, and shall as soon as reasonably possible after the date of this agreement (and at the Vendor’s cost):

3.1                                 to the extent the Vendor is permitted to do so, transfer to the Target Group all rights, title and interest in the two servers (“Accounts Servers”) used by the Vendor as at the date of this agreement to provide the accounting system for the Target Group;

3.2                                 to the extent the Vendor is permitted to do so, transfer to the Target Group all rights, title and interest held by the Vendor in the software (known as “Tetra”) (“Tetra Software”) that operates on the Accounts Servers, and if it is determined prior to Completion that the Vendor is unable to transfer such rights, title and interest in the Tetra Software, the Vendor shall use all reasonable endeavours to assist the Purchaser to acquire a licence for the Target Group (for the avoidance of doubt at the Vendor’s cost) to use the Tetra Software on the Accounts Servers for the purpose of the Business from the owner of the Tetra Software.

Bank Accounts

4.                                       The Vendor shall use all reasonable endeavours to ensure that, as soon as reasonably possible (but no later than 30 days) after the date of this agreement, customers and other payees of the Target Group are notified in writing that future payments to the Target Group should be made into one of the bank accounts in the name of a member of the Target Group, (including the changing of direct debit details and notifying customers of the changes in account details).

Credit Card Payment

5.                                       As soon as reasonably practicable after the date of this agreement, the Vendor shall (at its cost) change the bank account details to which all credit card payments for the Business are credited from the Vendor’s bank account to a bank account established in the name of a member of the Target Group.

Purchase Ledger

6.                                       The Vendor confirms that at the date hereof the Business is operated through a stand-alone purchase ledger relating only to the Business located at Media House.

7.                                       Without prejudice to the Vendor’s right to retain and use such data, from the date of this agreement until the date falling 3 months after Completion, the Vendor shall provide to the Purchaser copies of such historic data relating to the Business held on the Vendor’s Purchase Ledger as the Purchaser may reasonably request (subject always to the provisions of clause 20 (Confidentiality)).

Payroll and Personnel

8.                                       From Completion until the date falling 3 months after Completion (or such earlier date as the Purchaser may notify the Vendor in writing by not less than 10 Business Days notice), the Vendor shall provide (or procure the provision of) payroll services, as (at the date of this agreement) provided by the Vendor (including the handling of the Forms P60 for 2004), for the Target Group.

9.                                       Such payroll services shall be provided at a cost of £1,500 per month which shall be payable by the Purchaser monthly in arrears.

Insurance

10.                                 The parties hereby acknowledge that:

10.1                           the Vendor has a group-wide insurance arrangement in place; and

10.2                           each party will work together and request their insurance advisors to negotiate the transition of the relevant insurance cover from the Vendor for the benefit of the Target Group following Completion and the Vendor will provide the Purchaser and its insurance advisors with all necessary information provided that the Vendor shall not be required to incur any cost in connection with such transition or in respect of the Target Group’s insurances following Completion.

11.                                 The Vendor shall notify the Purchaser promptly following any termination or modification of the directors’ and officer’s insurance currently held by the Vendor with respect to the Vendor’s Group insofar as it relates to the period prior to Completion and the Target Group.  The Vendor shall notify the Purchaser as to which of the directors of the Target Group are covered under the Vendors’ D&O Policy.

Distribution

12.                                 Certain Magazine Titles are currently distributed by Seymour under the terms of an arrangement with the Vendor (the “Seymour Arrangement”).  It is contemplated that the Vendor may sign a new contract with Seymour with respect to the Seymour Arrangement (“New Seymour Contract”).

13.                                 If the Vendor signs a New Seymour Contract or otherwise continues the Seymour Arrangement without entering into a New Seymour Contract, it will ensure that the Magazine Titles in question will for the duration of the Seymour Arrangement or of the New Seymour Contract continue to be distributed by Seymour on substantially the same terms as those on which such Magazine Titles are distributed at the time of this agreement and the Purchaser shall reimburse the Vendor for the cost of such distribution.

14.                                 If the Vendor elects to terminate the Seymour Arrangement or the Seymour Arrangement otherwise ceases to apply to the Magazine Titles in question (otherwise than due to the entering into of a New Seymour Contract), the Vendor will request any replacement distributor with whom it enters into negotiations or discussions to consider agreeing to distribute the Magazine Titles in question, on the same terms as it offers for the distribution of the Vendor’s other Magazine Titles and the Vendor will use all reasonable endeavours (but for the avoidance of doubt without incurring any cost or detriment) to persuade the replacement distributor to do so and will notify the Purchaser of the details of such replacement distributor and assist the Purchaser in meeting it.

Vehicle Leasing

15.                                 The Vendor shall use all reasonable endeavours to make arrangements for the continued use by the Target Group and the employees of the Target Group (whether by lease, sub-lease or otherwise), following Completion, of the 24 motor vehicles (the “Vehicles”) currently leased by the Vendor for use in connection with the Business.  The parties acknowledge that the preferred option is to have the vehicle leasing company enter into direct lease arrangements with a member of the Target Group.  If that is not in the Vendor’s opinion reasonably practicable, then to the extent permitted by the leasing arrangements in place between the Vendor and the vehicle leasing company (the “leasing arrangements”), the Vendor will, during the continuance of the leasing arrangements for each Vehicle, sub-lease such Vehicle to a member of the Target Group, subject to the payment by the Target Group of the costs incurred by the Vendor with respect to such Vehicle under the leasing arrangements and subject to the Purchaser indemnifying the Vendor against any loss incurred by the Vendor as a result of the Target Group’s use of the Vehicles.

Photocopiers and any other leased assets

16.                                 The Vendor will use all reasonable endeavours to enable the Target Group to continue following Completion to have the benefit and use of any equipment and other assets currently used in connection with the Business, to the extent that such assets are leased or hired by a member of the Vendor’s Group and to the extent permitted by the relevant lease or hire agreement.  Without prejudice to the foregoing, the parties will enter into such arrangements as they consider practically expedient in order to achieve such aim and the Target Group will reimburse to the Vendor any costs incurred by it in connection with such arrangement.  The Purchaser indemnifies each member of the Vendor Group for any loss incurred by such Vendor Group member as a result of the Target Group’s use of such assets.

Subscription Management and Controlled Circulation (Fulfilment)

17.                                 The Vendor will use all reasonable endeavours, with a view to achieving the same as soon as reasonably practicable (but in any event before the date falling 10 Business Days before Completion), to carry out all necessary system integration and other work in order to effect the transfer of controlled circulation and subscription management services from Highbury - Wyvern to an alternative provider of such services.

Employment of Anthony Salter

18.                                 If requested to do so by the Purchaser (and provided that Anthony Salter shall have entered into a new employment contract with the Purchaser or with a member of the Target Group), the Vendor will, with effect from Completion, waive any notice period required under the current employment contract of T Salter and the restrictive covenants in clause 13.1.4, 13.1.6 and 13.1.8 thereof.

Pensions

19.                                 In this section of the schedule the following terms will have the following meanings:

“Vendor’s New Scheme”	means the pension arrangements established or nominated by the Vendor for the purposes of this section;

“Nexus Scheme”	means the Nexus Group Pension Scheme established by the trust deed dated 12 August 1993;

“Retained Members”	means those persons who immediately prior to Completion are contributing members of the Nexus Scheme employed by a Relevant Highbury Company; and

“Relevant Highbury Company”

means a company participating in the Nexus Scheme which at Completion is controlled by or closely associated in business with the Vendor and which is not one of the Companies or one of the Subsidiaries.

20.                                 As soon as practicable after Completion the Vendor shall nominate a retirement benefits scheme as the Vendor’s New Scheme for the purposes of these provisions.

21.                                 The Vendor’s New Scheme shall be drawn and designed by the Vendor to provide retirement and death benefits of the same amount and on the same basis as have been provided under the Nexus Scheme immediately prior to Completion. The Vendor’s New Scheme shall be capable of accepting a transfer of assets from the Nexus Scheme in respect of the entitlements in the Nexus Scheme of any of the Retained Members who wish to have their accrued benefits transferred from the Nexus Scheme to the Vendor’s New Scheme.

22.                                 The Purchaser shall use all reasonable endeavours to procure that the Trustees of the Nexus Scheme shall facilitate any transfer of assets representing the interests of each of the Retained Members who requests or consents to a transfer being made in respect of his interests in the Nexus Scheme to the Vendor’s New Scheme free of any deductions, charges or expenses being applied against interests of any of the Retained Members.

23.                                 To the extent that any costs expenses or charges are incurred by the trustees of the Nexus Scheme in giving effect to the terms of these pension provisions they shall be borne by the Vendor .

Intellectual Property

24.                                 As soon as reasonably possible after the date of this agreement (and in any event before Completion), the Vendor shall make such applications and proceed with such ongoing procedures as are necessary to procure (i) the registration, in the name of a Target Group member, of any of the Domain Names or Trademarks that are not so registered at the date of this agreement and (ii) the renewal of any Domain Names or Trademarks that are due for renewal at the date hereof or which fall due for renewal before the Completion Date (other than those Domain Names or Trademarks which are agreed to be allowed to lapse).

Software

25.                                 As soon as reasonably possible after the date of this agreement (and in any event no later than 10 Business Days before Completion), the Vendor shall (at its cost) acquire and/or transfer to the Target Group, for the benefit of the Target Group following Completion, the licences for the software and web tools listed in schedule 15 (the “Listed Software”).

26.                                 On the Completion Date the Vendor shall (and shall procure that each member of the Vendor Group shall) and the Purchaser shall (and shall procure that each member of the Target Group shall) to the extent that such company owns any Intellectual Property in the Expresso Content Management Software (and subject to the terms of the open source GNU GPL licence under which certain modules are used) grant to the other a perpetual, non-exclusive, royalty free, transferable licence to use, copy, modify, develop and exploit the Expresso Content Management Software.

Contracts

27.                                 If, before or after Completion, either party or any Target Group member receives notice from any counterparty to any contract or agreement to which any Target Group member is a party, indicating that as a result of the transactions contemplated by this agreement such counterparty wishes to terminate the contract in question or otherwise modify the terms on which it is prepared to deal with the Target Group member, the Vendor shall provide such assistance to the Target Group member as the Purchaser may reasonably request (but without the obligation to incur any cost) with a view to avoiding such termination or modification of terms.

28.                                 The Vendor agrees to use all reasonable endeavours (if requested by the Purchaser) to ensure that any contract that relates solely to the Business but that is held by a member of the Vendor’s Group (including contracts relating to the ECOC exhibition and contracts for telephone and electricity services to Media House) are transferred to a member of the Target Group as soon as reasonably practicable after the date of this agreement.  If it is not possible or practicable to transfer such arrangements (whether because any third party fails to give its consent or otherwise), then unless and until it such arrangements are transferred, the Target Group shall be entitled, for its own benefit and at its own cost and to the extent that the arrangements permit, to perform and discharge on behalf of the Vendor all the outstanding obligations and liabilities of the Vendor under such arrangements, provided that it shall indemnify the Vendor with respect to any Losses incurred by the Vendor as a result of such performance and discharge or non-performance.

29.                                 The Vendor acknowledges that, notwithstanding that any such contract relating to the Business may have been entered into with the Vendor, any benefits accruing therefrom shall be for the account of the Target Group subject to the Target Group assuming the burden thereof.

Accounting for receipts

30.                                 If at any time after Completion any payment in relation to the Business (whether from a customer or otherwise) is received by the Vendor or any other member of the Vendor’s Group, or any payment relating to the business of the Vendor’s Group is received by the Purchaser or any member of the Target Group, the Vendor or the Purchaser (as the case may be) shall procure that the amount of such payment is promptly paid to a member of the Target Group or to the Vendor (as the case may be).

US GAAP Accounts

31.                                 From the date hereof, the Vendor shall (at the Purchaser’s cost in respect of third party out of pocket expenses) provide such co-operation, access to personnel and working papers and other assistance as the Purchaser may reasonably request in connection with the preparation of the US GAAP Accounts, with a view to enabling the same to be prepared within 20 Business Days following Completion.  The Vendor acknowledges that separate audit processes may be ongoing simultaneously with respect to the Statutory Accounts and the US GAAP Accounts.  The Vendor will use all reasonable endeavours to ensure that the preparation of the US GAAP Accounts is not hindered or delayed by such simultaneous audit processes.

32.                                 Following Completion, the Vendor shall (at the Purchaser’s cost, save as provided in clause 17.3) continue to assist and co-operate with the Purchaser in connection with any matters required to be filed by the Purchaser with the Securities Exchange Commission or other regulatory body in the United States of America, including the provision of any information reasonably required with respect to the Accounts and the financial statements prepared with respect to any Target Group member prior to Completion.

VAT

33.                                 The Vendor shall ensure that, as soon as reasonably practicable after the date of this agreement, it files such forms and makes such application as are necessary to remove the Target Group from the Vendor’s current VAT grouping arrangements and to obtain a separate VAT group registration for the Target Group.

Dividends and Repayment of Intercompany Loans

34.                                 The Vendor and the Purchaser agree that prior to Completion members of the Target Group shall, notwithstanding any other provision of this agreement be entitled:

34.1                           to enter into a netting off agreement pursuant to which all debts owed by the Target Group to the Vendor Group may be netted off against all debts owed by the Vendor Group to the Target Group, such agreement to be approved in advance by the Purchaser, such approval not to be unreasonably withheld or delayed; and

34.2                           to declare and pay (whether in cash or by way of settlement of any intercompany debt) dividends,

provided that the Vendor agrees to indemnify the Purchaser and each Target Group member for any Losses any of them may suffer as a result of any illegality in relation to the arrangements referred to in paragraphs 34.1 and 34.2.

Bank Accounts

35.                                 As soon as reasonably practicable the Vendor will provide the Purchaser with details of all bank accounts maintained or used by any Target Group member (including, in each case, the name and address of the bank with whom the account is kept and the number and nature of the account) and the terms of each overdraft, loan or other financial facility.  The Vendor shall ensure that such bank accounts shall have designated operational chequebooks at Completion.

SCHEDULE 15

Listed Software

Highbury Business Software Requirements	Number of Licences
Server Room
Veritas Backup Exec	5
Veritas Backup Exec SQL agent	3
Veritas Backup Exec Remote agent	4
Veritas Backup Exec Exchange agent	2

Layout Software
Adobe Creative Suite Premium Mac	3
Adobe Creative Suite Premium PC	4
Adobe Photoshop CS	6
Adobe Illustrator CS	1
Quark 3 to 6	41
Agfa Apogee Create 2	1

Web
Macromedia MX 2004 Studio	2
Homesite	1
Macromedia Flash MX 2004	2

Fonts
Adobe Font Folio	4

Windows Server	15
Windows Server CAL	300
SQL Server	3
SQL CAL	20
Exchange 2003 Server	2
Exchange CAL	300
Office 2003 Pro	20
Office 2003 Standard	160
Office 2001/X for Mac	48
Windows XP	200

EXECUTED (but not delivered until the date hereof) as a deed by HIGHBURY HOUSE COMMUNICATIONS PLC acting by two directors or one director and the secretary:	) ) ) )

Director

Director/Secretary

EXECUTED (but not delivered until the date
hereof) as a deed by ERGO SCIENCE
CORPORATION acting by                    who, in
accordance with the laws of the State of Delaware,
is acting under the authority of that company:

) ) ) ) ) )